   As filed with the Securities and Exchange Commission on February 14, 2001


                                            Registration Statement No. 333-36666

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 AMENDMENT NO. 5
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 ---------------

                            VIDKID DISTRIBUTION, INC.
                 (Name of Small Business Issuer in its Charter)

                                ----------------

         FLORIDA                               7812                          65-0810941
         -------                             --------                        ----------
(State or jurisdiction of           (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)       Classification Number)              Identification No.)

                            ------------------------

                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
          (Address and telephone number of principal executive offices)

                            ------------------------

                           Steven Adelstein, President
                            Vidkid Distribution, Inc.
                             4950 West Prospect Road
                         Fort Lauderdale, Florida 33309
                                 (954) 745-0077
            (Name, address and telephone number of agent for service)

                            ------------------------
                                   Copies to:
                            James M. Schneider, Esq.
                              Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                         Fort Lauderdale, Florida 33309
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------

Title of Each                       Amount
Class of Securities                 To Be                 Offering Price      Offering       Registration
To Be Registered                    Registered            Per Security        Price          Fee
----------------------------------------------------------------------------------------------------------------
Common Stock, $.005
Par value                         3,052,840(1)               $0.30(2)         $915,852.00       $241.78
----------------------------------------------------------------------------------------------------------------
Total Amount Due                                                                                $241.78
================================================================================================================

-----------

         (1) Shares of common stock of the registrant being distributed to shareholders of emailthatpays.com, Inc.

         (2) Based upon the estimated fair market value of the registrant's common stock on September 29, 1999 solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

         The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting under Section 8(a), may determine.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD BY THE HOLDERS UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION DATED FEBRUARY 14, 2001


PROSPECTUS

                            VIDKID DISTRIBUTION, INC.

                            Dividend Distribution of

                        3,052,840 SHARES OF COMMON STOCK

                              ---------------------

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         To the shareholders of emailthatpays.com, Inc. of record on September 29, 1999.

         The distribution is made on the basis of one Vidkid share of common stock for each emailthatpays share of common stock held by the participating emailthatpays' shareholders on the record date.

         There is currently no public market for Vidkid's common stock.


         We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of _____________, 2001.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is FEBRUARY  , 2001



                               Table of Contents

                                                                                 PAGE
                                                                                 ----

Prospectus summary............................................................    3
Risk factors..................................................................    4
     We have a history of losses due to cost of sales and operating
           expenses exceeding revenues........................................    4
     The loss of Steven Adelstein or Gus Guilbert, Jr. could
           adversely affect our business......................................    5
     We are dependent on a limited number of projects which makes
           us more vulnerable if these projects are not successful............    5
      Distribution of shares to be a taxable event............................    5
The distribution..............................................................    6
Federal income tax consequences...............................................    8
Dividend policy...............................................................    8
Capitalization................................................................    9
Management's discussion and analysis of financial condition
  and results of operations...................................................    9
Business......................................................................   14
Management....................................................................   21
Certain transactions..........................................................   25
Principal shareholders........................................................   26
Description of securities.....................................................   28
Certain market information....................................................   29
Legal matters.................................................................   30
Experts.......................................................................   30
Index to financial statements.................................................  F-1

                               PROSPECTUS SUMMARY

         We are engaged in the business of:

         o developing and producing children's made-for-television movies and series;

         o        marketing and sales of various children's programming; and

         o        providing video and post-production and distribution services.

         We currently generate revenues from the programs we distribute primarily through the following channels:

         o television markets, including network, syndicated and cable, both in the United States and abroad; and

         o non-television markets, including videocassette sales and rentals.

         We own worldwide broadcast and video distribution rights to 130 color episodes of THE NEW HOWDY DOODY SHOW, a popular children's show produced in the 1970's. Our marketing strategy is to leverage the Howdy Doody name to establish video sales revenues, television exposure and to enhance our brand within the broadcast industry.

         Our executive offices are located at 4950 West Prospect Road, Fort Lauderdale, Florida 33309, and our telephone number is 954-745-0077.

                                  THE OFFERING

Common stock issued
 in the distribution                        3,052,840 shares

Common Stock outstanding
  After the offering                        4,434,420 shares

                             SUMMARY FINANCIAL DATA

         The following summary of our financial information has been derived from our consolidated financial statements that are included in this prospectus.

STATEMENT OF OPERATIONS DATA:


                                                     FISCAL YEARS ENDED
                                                    YEAR ENDED DECEMBER 31,
                                                    ----------------------
                       NINE MONTHS ENDED
                       SEPTEMBER 30, 2000         1999                 1998
                       ------------------         -----                -----
                          (unaudited)

Revenues               $   768,034               $1,103,553         $  358,597

Operating expenses     $   834,932               $1,760,517         $  830,266

Net loss               $  (303,972)              $ (159,088)        $(601,270)

Net loss per share     $      (.07)              $     (.05)        $    (.20)

BALANCE SHEET DATA:

                                  SEPTEMBER 30, 2000
                                  ------------------
                                      (unaudited)

Current assets                     $    92,441
Current liabilities                $   589,291
Working capital deficit            $  (496,850)
Total assets                       $ 1,906,980
                                   -----------
Long-term debt                     $   275,000
Shareholder's equity               $ 1,042,689
                                   -----------

                                  RISK FACTORS

WE HAVE A HISTORY OF LOSSES DUE TO COST OF SALES AND OPERATING EXPENSES EXCEEDING REVENUES. IF WE DO NOT DEVELOP PROFITABLE OPERATIONS, WE WILL NEED TO TERMINATE OUR OPERATIONS. AS A RESULT, INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

         We have a history of operating losses. Losses have totaled:

         o        $303,972 for the nine months ended September 30, 2000
                  (unaudited).

         o        $159,088 for the fiscal year ended December 31, 1999.

         o        $601,270 for the fiscal year ended December 31, 1998.

         At September 30, 2000, we had a total deficit since organization of $1,754,952 and a working capital deficit of $496,850.

         We have only a limited history of operating our video production and distribution business. We may not be able to reduce our losses or operate profitably. Investors must understand that our production projects and facilities may not ever generate sufficient revenues.

         As a result of these conditions, our independent certified public accountants included an explanatory paragraph in their report dated March 6, 2000. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

THE LOSS OF STEVEN ADELSTEIN OR GUS GUILBERT, JR. COULD ADVERSELY AFFECT OUR BUSINESS.

         Our continued success will depend to a large extent on the efforts and abilities of Steven Adelstein, our chairman of the board and president and Gus Guilbert, our executive vice president and director. The loss of either of these individuals could have a material adverse effect on our business.

WE ARE DEPENDENT ON A LIMITED NUMBER OF PROJECTS WHICH MAKES US MORE VULNERABLE IF THESE PROJECTS ARE NOT SUCCESSFUL.

         Vidkid is dependent on a limited number of projects that are expected to represent a substantial percentage of future revenues in the immediate years to come. If any major project is not successful, this will likely have a material negative effect on our operating results and financial condition since we are able to undertake only a limited number of projects at a given time. In addition, if we are unsuccessful in the initial projects, it will make it more difficult for us to obtain financing or to successfully market additional projects in years to come. We cannot assure you that any of our current projects will be successful and that they will generate sufficient revenues to make us profitable.

THE DISTRIBUTION OF OUR SHARES COULD BE TAXABLE TO YOU AS A DIVIDEND.

         We have not requested a ruling from the Internal Revenue Service to the effect that the distribution of our shares will or will not result in taxable gain or income to the shareholders of emailthatpays and that the distribution of our shares will be taxed as a dividend for federal income tax purposes. Management believes that in many instances the distribution will be a taxable event to the shareholders of emailthatpays. Consequently, non-corporate shareholders could be required to report taxable income or gain based on the fair market value of our shares on the date of distribution. Since an active trading market for our shares may not develop which could provide shareholders with a sufficient degree of liquidity, it is possible that shareholders may not be able to sell their shares of our common stock readily in order to offset any potential tax liability as a result of the distribution. Shareholders participating in the distribution of our shares are encouraged to consult with their own tax professionals to determine if, and to what extent, the distribution results in a taxable event to the shareholder.


OUR COMMON STOCK MAY NOT HAVE A TRADING MARKET WHICH WILL MAKE RESALES OF THE STOCK MORE DIFFICULT.



         We expect that public trading in the Vidkid common stock to begin on the OTC Bulletin Board shortly following the date of this prospectus, but cannot assure you that a public market will develop. Even if a trading market develops, the actual trading value of the Vidkid common stock is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for Vidkid common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in Vidkid common stock.

                           FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                THE DISTRIBUTION

         Emailthatpays is undertaking this distribution under the terms of an agreement and plan of merger and reorganization entered into in September 1999. We believe a significant portion of our development efforts have been accomplished, and we have developed appropriate guidelines and procedures for the establishment and operation of our television production and other entertainment lines of business. The effect of this distribution will be to make us a public company.





SECURITIES TO BE DISTRIBUTED

         The distribution is for a total of 3,052,840 shares of our common stock.

         These shares represent approximately 69% of our outstanding common stock. After the distribution, emailthatpays will own no shares of Vidkid common stock.

         No consideration will be paid by shareholders of emailthatpays nor will they be required to surrender or exchange shares of emailthatpays' common stock or take any other action to receive shares of our common stock in the distribution.

         If you were a record owner of emailthatpays' common stock as of the record date of September 29, 1999, your Vidkid common stock will be registered in book-entry form in the records of our transfer agent. After the date of this prospectus, we will deliver certificates to you, upon your written request. If you own your emailthatpays' common stock in street name, your Vidkid common stock will be credited to your brokerage account. Contact your broker for more information.

         Stock certificates of affiliates of emailthatpays and Vidkid, their officers, directors and principal shareholders will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with our transfer agent, StockTrans, Inc.

DISTRIBUTION RATIO

         Emailthatpays' shareholders participating in the distribution will receive one share of our common stock for every one share of emailthatpays' common stock. Various emailthatpays shareholders who converted debt obligations into emailthatpays' common shares and common shares issued in connection with the agreement and plan of merger and reorganization will not participate in the spin-off.

RECORD DATE

         The record date for the distribution was the close of business on September 29, 1999. A copy of this prospectus is being mailed to each emailthatpays shareholder of record as of the record date.

DISTRIBUTION DATE

         The distribution is expected to occur at the close of business on the distribution date, i.e., on or about ___________, 2001. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of our common stock to holders of emailthatpays' common stock as of the close of business on the record date.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

         StockTrans, Inc. will initially serve not only as the distribution agent for the distribution, but also the transfer agent and registrar for our common stock. The address of StockTrans, Inc. is 7 East Lancaster Avenue, Ardmore, PA 19003-2318, and its telephone number is (610) 649-7300.

POSSIBLE STATE RESTRICTIONS ON SALES OF THE VIDKID'S COMMON STOCK

         The distribution of our common stock and subsequent resales by our shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of our shares of common stock will not be registered under the state securities laws of any jurisdiction in which the distribution is being made in reliance on exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of the shares of our common stock.

WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus is part of that registration statement. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's web site at www.sec.gov.

         Before the date of this prospectus we have not been required to file reports with the SEC under the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. These reports will be available from commercial document retrieval services or via EDGAR. We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

                         FEDERAL INCOME TAX CONSEQUENCES

         We believe that, although the distribution of our shares of common stock is referred to as a "spin-off" under federal securities laws, for federal income tax purposes it will be taxed as a dividend under Section 301 of the Internal Revenue Code. As a result, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of our common shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of our common shares on the date of the distribution. Since we will have minimal tangible assets and limited existing operations on the date of distribution, we believe that the fair market value of the shares on the record date will be limited for federal income tax purposes. Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholders' basis in our common shares received will be the taxable dividend realized on the distribution. We will send a statement at the end of year to the shareholders advising how many shares the shareholder received as a dividend. Shareholders are encouraged to consult with their own tax advisors regarding their tax situation.

                                 DIVIDEND POLICY

         We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of the dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                                 CAPITALIZATION

         Our capitalization will not be modified as a result of the distribution. This table sets forth our capitalization as of September 30, 2000, but gives no effect to 375,000 shares reserved for issuance upon exercise of immediately exercisable warrants to purchase common stock at September 30, 2000.

                                                           SEPTEMBER 30, 2000
                                                           ------------------
                                                               (unaudited)

     Short-term debt:                                          $      79,878
     Long-term debt:                                                 275,000
     Shareholders' equity:
              Common stock, $.005 par value;
              10,000,000 shares authorized; 4,434,420
              shares issued and outstanding                           22,168
     Preferred stock, $.005 par value;
     1,000,000 shares authorized;
              no shares issued and outstanding                             0
     Additional paid-in capital                                    2,775,473
     Accumulated deficit                                          (1,754,952)
                                                                  ----------
     Total shareholders' equity                                    1,042,689
                                                                  ----------
     Total capitalization                                        $ 1,397,567
                                                                 ===========

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following analysis of the consolidated results of operations and financial condition of Vidkid should be read in conjunction with the consolidated financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

         We were formed in July 1997 and we engage in the development and production of:

         -        children's made for television movies and series,

         -        the marketing and sale of various children's programming, and

         - providing video and post-production and distribution services to third parties.

         We acquired the 130 color episode library of THE NEW HOWDY DOODY SHOW during February 1998. Through September 1999, we operated as a wholly-owned subsidiary of emailthatpays. In September 1999, emailthatpays decided to spin-off Vidkid. On September 29, 1999, emailthatpays began the spin-off of its historical entertainment assets, including 80% of BRT, a television studio and editing facility, by contributing these assets and all liabilities to us.

         The spin-off will be effected by a distribution to participating emailthatpays' shareholders of record at the close of business on September 29, 1999. For each share of emailthatpays' common stock held on the record date, the holder will receive one share of Vidkid common stock resulting in the issuance of a total of 3,052,840 shares of our common stock. Various emailthatpays' shareholders who converted debt obligations into emailthatpays' common shares and common shares issued in connection with the agreement and plan of merger and reorganization did not participate in the spin-off.

         For accounting purposes, we reported the distribution as a "reverse spin-off" under generally accepted accounting principles. The information contained in this prospectus indicates our results of operations and financial condition that would have been reported for the periods indicated had the distribution occurred on the first day of the periods discussed.

         Our plans include developing efficiencies and generating additional revenue as a result of the acquisition of BRT. We expect to begin marketing the Howdy Doody library and we have signed two video distribution agreements representing the distribution of a limited portion of the Howdy Doody library until May 2001. The marketing efforts for broadcast rights, both domestic and international, will begin in the first part of fiscal year 2001. We plan to license the broadcast to individual stations for domestic airing and license country by country for international rights. We have begun production on a computer animated feature film designed for worldwide television and other non-theatrical distribution. The completion of the 90-minute made for television animated feature is anticipated to be completed in the fourth quarter of 2001. We have produced a three minutes promotional video tentatively entitled "Star Pirates" and are currently in pre-production of character and environmental designs. In addition to distribution through film, video and television markets, we anticipate generating additional revenue from character development.

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999

         Revenues for the three months and nine months ended September 30, 2000 were $323,615 and $768,034, respectively, as compared to revenues for the three months and nine months ended September 30, 1999 of $194,373 and $879,891, respectively. The decrease in revenues for the nine months ended September 30, 2000 was due to our termination of unprofitable production and editing engagements. Additionally, we have curtailed the operations of our production department and are currently focusing on providing post-production editing services for other production businesses and others. Revenues for the three months ended September 30, 2000 increased $129,242, or approximately 67% from the comparable period in fiscal 1999. During the three month ended September 30, 2000 we performed production and editing services amounting to approximable $103,000 for a company related through common ownership.

         For the three months and nine months ended September 30, 2000, cost of sales amounted to $15,244 and $64,976, respectively, as compared to $21,276 and $67,773, respectively, of net sales for the comparable period in fiscal 1999. The decrease in cost of sales is attributable to the curtailing of our production department.

         Amortization of production costs for the three months and nine months ended September 30, 2000 were $30,000 and $60,000, respectively, as compared to $0 and $100,000 for the three months and nine months ended September 30, 1999, respectively. This decrease is due to our continuing assessment and write-off of intellectual properties in various stages of development.

         Salaries and fringe benefits were $115,206 and $355,936 for the three months and nine months ended September 30, 2000, respectively, as compared to $147,356 and $523,603, for the three months and nine months ended September 30, 1999, respectively. The decrease was directly attributable to the curtailing of our production department through the elimination of approximately three production jobs.

         Legal and accounting fees were $23,359 and $89,784, for the three months and nine months ended September 30, 2000, respectively, as compared to $29,422 and $68,289 ,for the three months and nine months ended September 30, 1999, respectively. These increases is attributable to increased legal fees incurred in connection with the filing of the registration statement of which this prospectus is a part.

         Consulting fees were $0 for the three months and nine months ended September 30, 2000, respectively, as compared to $19,984 and $90,425, for the three months and nine months ended September 30, 1999, respectively. These decreases are primarily the result of the decrease in our use of consulting services.

         Rent expense was $12,500 and $83,851 for the three months and nine months ended September 30, 2000, respectively, as compared to $33,315 and $116,500, respectively, for the comparable periods in fiscal 1999. Sub lease rental income amounted to approximable $22,500 for the nine months ended September 30, 2000 and $9,000 for the three months ended September 30, 2000. No sublease rental income was received during 1999.

         Other selling, general and administrative expenses, which include contract labor, travel and entertainment, insurance and other expenses, were $36,841 and $136,548 for the three and nine months ended September 30, 2000, respectively, as compared to $67,542 and $253,656 for the three and nine months ended September 30, 1999, respectively. These decreases are primarily attributable to our consolidation of various administrative functions and further cost reductions.

         Equity in losses of equity-method investee were $148,965 for the three and nine months ended September 30, 2000, as compared to $0 in each of the respective periods in fiscal 1999. This amount represents the value of our share of the losses of Netdigest.com for the period.

         Interest expense was $9,705 and $23,133 for the three months and nine months September 30,2000, respectively, as compared to $21,960 and $91,491 for the three months and nine months ended September 30, 1999, respectively. The decrease was directly attributable to the settlement of debt and the related accrued interest of approximable $686,000 in 1999..

         As a result of these factors, we incurred a net loss of $303,972 or ($.07) per share for the nine months ended September 30, 2000 as compared to net income of $27,345 or $.01 per share for the nine months ended September 30, 1999. For the three months ended September 30, 2000, we had a net loss of $112,991 or ($.03) per share as compared to net income of $464,473 or $.01 per share for the three months ended September 30, 1999.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

         Revenues for the year ended December 31, 1999 were $1,103,553 as compared to revenues for the year ended December 31, 1998 of $358,597. This increase is attributable to the fact that between October 1, 1998 and March 1999, Vidkid purchased 80% of BRT. Revenues would have been approximately $1,184,000 for the year ended December 31, 1998 had the acquisition of BRT occurred as of the beginning of fiscal 1998. The overall decrease in revenues was due to our termination of unprofitable production engagements.

         In 1999, cost of sales was attributable to BRT and was $88,625 or 8% of net sales for the year ended December 31, 1999. Cost of sales aggregating $107,381 for the year ended December 31, 1998 was attributable to our sale of Howdy Doody videos for $59,024 with the remaining balance attributable to the fact that between October 1, 1998 and March 1999, Vidkid purchased 80% of BRT.

         Amortization of production costs for the year ended December 31, 1999 was $160,029 as compared to $125,938 for the year ended December 31, 1998. This increase is due to our continuing assessment and write-off of intellectual properties in various stages of development.

         Salaries and fringe benefits were $648,737 for the year December 31, 1999 as compared to $341,136 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT. Salaries and fringe benefits would have amounted to approximately $754,000 for the year ended December 31, 1998 had the acquisition of BRT occurred as of the beginning of fiscal 1998. During 1999, we reduced our salary and fringe benefit costs by reducing its head count and consolidating certain administrative functions. We expect salaries and fringe benefits to continue to decrease in fiscal 2000 due to further employee cut backs.

         Legal and accounting fees were $50,748 for the year ended December 31, 1999 as compared to $47,698 for the year ended December 31, 1998. The increase is attributable to an increase in accounting and auditing fees, primarily attributable to the acquisition of BRT.

         Consulting fees were $120,819 for the year ended December 31, 1999 as compared to $77,716 for the year ended December 31, 1998. The increase is primarily attributable to the acquisition of BRT and investment banking fees.

         Rent expense was $158,290 for the year ended December 31, 1999 as compared to $58,073 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT and the fact that we relocated to our new production facility in Fort Lauderdale, Florida. Our rent expense is expected to increase by the annual rent increase. This increase is not expected to have a material impact on our results of operations.

         Other selling, general and administrative expenses, which include contract labor, travel and entertainment, insurance and other expenses, were $306,841 for the year ended December 31, 1999 as compared to $85,831 for the year ended December 31, 1998. The increase is primarily attributable to the acquisition of BRT. We anticipate a reduction of other selling, general and administrative expenses in fiscal 2000 due to the consolidation of certain administrative functions, and further cost reductions.

         Interest expense was $100,403 for the year ended December 31, 1999 as compared to $22,480 for the year ended December 31, 1998. The increase was directly attributable to the acquisition of BRT. BRT has various loans and capitalized lease obligations outstanding. We expect a substantial decrease in interest expense in fiscal 2000 due to the settlement of debt of approximately $585,000 in 1999.

         As a result of these factors, we reported a net loss of $159,088 or ($.05) per share for the year ended December 31, 1999 as compared to a net loss of $601,270 or ($.20) per share for the year ended December 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 2000, we had shareholders' equity of $1,042,689. Since our inception, we have incurred losses of approximately $1,754,952. Our operations and growth have been funded by capital contributions from our parent company prior to the record date. These capital contributions were funded by loans to our parent company from third parties, the sale of common stock by our parent company with gross proceeds of approximately $1,000,000 and the issuance of preferred stock by our parent company that resulted in net proceeds to us of approximately $375,000. These funds were used for working capital, capital expenditures, and the acquisition of the Howdy Doody library.

         Additionally, during 1999, loans and accrued interest payables amounting to $686,840 were settled and the investor dismissed all causes of action and claims against BRT. As a result, BRT recorded an extraordinary gain amounting to $686,840 on the accompanying statement of operations.

         We have no other material commitments for capital expenditures. Other than cash generated from our operations, we have no external sources of liquidity. We believe that we have sufficient liquidity to meet all of our cash requirements for the next 12 months and that subsequent cost reductions and increased marketing efforts will provide sufficient cash flows to meet our operating needs and grow our regional market share.

         Net cash used in operations during the nine months ended September 30, 2000 was $87,732 as compared to $178,910 in the comparable period during fiscal 1999. The difference is primarily attributable to the loss from operations in 1999.

         Net cash provided by investing activities during the nine months ended September 30, 2000 was $150,490 compared to net cash used in investing activities of $59,915 for the nine months ended September 30, 1999. This difference was primarily attributable to the sale of property and equipment during fiscal 2000 resulting in net proceeds to us of approximable $196,000.

         Net cash used in financing activities for the nine months ended September 30, 2000 was $30,899 as compared to net cash provided by financing activities of $171,151 for the nine months ended September 30, 1999. The difference was primarily attributable to decreased capital contributions from our former parent company.

                                    BUSINESS

GENERAL

         We are in the business of developing and producing children's intellectual properties, including television programs, and distributing these properties. We own worldwide broadcast and video distribution rights to 130 color episodes of THE NEW HOWDY DOODY SHOW, a popular children's show produced in the 1970's. Our marketing strategy is to leverage the Howdy Doody name to establish video sales revenues, television exposure and to enhance our brand within the broadcast industry.

OVERVIEW

         In July 1997, we were formed to own, distribute and produce children's intellectual properties. In the first quarter of 1998, we acquired the Howdy Doody library. In conjunction with our spin-off from emailthatpays, we acquired 80% of the outstanding stock of BRT, a video production facility located in Fort Lauderdale, Florida. We generate revenues from the programs we distribute primarily through three channels:

         o markets, including networks, syndicated and cable television both in the United States and abroad

         o non-television markets, including video cassettes both from sales and rentals

         o after-market licensing, including merchandising, clothing and other forms of products, including music.

         Additionally, we are operating the video post house primarily for third parties, which includes audio and video editing, both linear and non linear, graphics, including 2D and 3D for logos, special effects and animation.

ORGANIZATION AND DISTRIBUTION

         We were organized by emailthatpays in July 1997. In October 1998 emailthatpays acquired 72.5% of the capital stock BRT in exchange for 50,000 shares of its common stock, and contemporaneously transferred this 72.5% interest in BRT to Vidkid as part of an internal reorganization. In March 1999, emailthatpays acquired an additional 7.5% interest in BRT in exchange for 5,859 shares of its common stock, and also transferred this interest to us, bringing our ownership interest in BRT to 80%. On October 22, 1999, under the terms of an agreement and plan of merger and reorganization dated as of September 17, 1999, emailthatpays' approved our spin-off, which included the assets and operations of Vidkid and BRT, as a dividend through the distribution of 3,052,840 shares of our common stock to the participating shareholders of emailthatpays as of September 29, 1999. emailthatpays retained the assets and operations of its other subsidiary which is an emerging "permission-based" email marketing service. In conjunction with the agreement and plan of merger and reorganization, certain shareholders of emailthatpays waived any right to participate in or receive any interest in Vidkid pursuant to the spin-off. Various emailthatpays' shareholders who converted debt obligations into emailthatpays' common shares and common shares issued in connection with the agreement and plan of merger and reorganization will not participate in the spin-off.

          The consolidated book value of emailthatpays on September 30, 1999 was approximately $2,693,290, or approximately $1.26 per share, which included the book value of Vidkid. On September 30, 1999 the book value of Vidkid as a separate subsidiary was approximately $1,393,620, or approximately $0.47 per share.

THE HOWDY DOODY LIBRARY

         In August 1997, we entered an agreement with Madison Sports and Entertainment, Inc., to purchase from Madison the broadcast and video rights to 130 color episodes of the Howdy Doody library produced in the 1970's. The asset purchase agreement provided that we would pay Madison Sports and Entertainment, Inc. a total of $475,000 for the broadcast and video rights, with $150,000 payable in cash at closing and the balance payable based upon 40% of the net positive cash flow from all sources relating to the purchased rights to the Howdy Doody library. In October 1997, we began the marketing efforts of 20 episodes for a special limited edition 50th Anniversary Video Box Set for distribution during 1999 with particular intent to coordinate with Buffalo Bob Smith's 50th anniversary. In January 1998, we were notified of the existence of a dispute between Madison and John J. Drury, the Howdy Doody library's executive Producer over the actual ownership rights to the Howdy Doody library. Because of this litigation, which did not name us as a party, we were advised not to distribute any portion of the library until the litigation was determined.

         In May 1998, Mr. Drury prevailed in the litigation at the lower court level. In September 1998, we entered into an amended agreement with Mr. Drury and Buffalo Bob Enterprises, Inc., setting the terms under which we would purchase the rights from Mr. Drury. Madison appealed the lower court's ruling naming Mr. Drury as the owner of the broadcast and video rights, but the District Court of Appeals of the State of Florida, 4th District upheld the lower court's ruling in May 1999. As a result of the appellate court's ruling, we entered into a settlement agreement and paid $130,000, representing the remainder of the purchase price for the Howdy Doody library episodes then due Madison Sports and Entertainment, Inc., to Mr. Drury. In July 1999, we continued the process of cleaning, digitizing and editing the Howdy Doody library episodes, which WAS completed in the third quarter of 2000. In August 1998, we signed a video distribution agreement with Fast Forward Marketing, to distribute a limited portion of the Howdy Doody library episodes to the retail markets until July 2001. Additionally, in June 1999, we signed a video distribution agreement with Tapeworm Video Distributors, Inc. representing a limited portion of the Howdy Doody library until May 2001.

         We anticipate that the marketing efforts for broadcast rights, both domestic and international, will begin in the latter part of this year. We plan to license the broadcast to individual stations for domestic airing and license country by country for international rights.

EDITING, POST-PRODUCTION AND PRODUCTION SERVICES

         BRT is primarily engaged in providing television and radio production services to advertising agencies, independent producers and corporations, requiring national and local television and radio commercials, sales and marketing materials, as well as personnel training videos. The facility contains the following:

         o DIGITAL VIDEO EDITING: BRT has two digital video editing rooms using Sony's D2 format digital video master recorders, Video Gainesville composite digital switchers and Pinnacle digital video effects generators. The editing suites accept a variety of broadcast source material and are equipped with Sony BetaCamSP, 1", 3/4", and Hi8mm video formats. This highly specialized equipment is operated by equally specialized personnel for primary use in the production of broadcast media.

         o DIGITAL AUDIO EDITING: This suite uses up-to-date, computerized digital audio workstation, incorporating hardware and software by Digidesign. The room has an array of sound effects generator and a comprehensive sound library to facilitate today's production requirements. Additionally, this room combines with the digital video editing suites to provide sound-to-picture capability like foley effects or custom music scoring.

         o ANIMATION: The animation department consists of a network of multi-processor, Intel-based Intergraph computer workstations, running the latest version software from 3D Studio Max and their related special effects plug-ins. This department's capabilities range from simple 2D logo generation to more complex 3D modeling and visualization, as well as the ability to network projects across all computers in the facility.

         We are engaged in the development and the production of original computer animated programs designed for worldwide television and other non-theatrical distribution. We are completing a 90-minute made for television animated feature anticipated to be completed in the fourth quarter of 2001. We have produced a three minutes promotional video tentatively entitled "Star Pirates" and are currently in pre-production of character and environmental designs.

         The creation of original computer animated programs involves a three-phase process of pre-production, production and post production activities. The pre-production stage begins with the creation of a concept and story. During pre-production, a script and music are written and voice tracks are recorded. Additionally, we prepare model sheets for each character and create storyboards and environments and begin color-coding. During the production phase, hand drawings based on storyboards are produced by creating meshes, textures and colors within the computer. The post production phase involves adding voices, music and special effects, while animating movement within the computer or using sophisticated motion capture equipment in a sound stage. The result of the post production process is a digital video, broadcast master in which the animation, music and sound effects are synchronized.

         o GRAPHICS: This department's main function is to provide output of still, graphic images to the digital video editing suites. Using leading industry desktop software including Adobe PhotoShop, Corel Draw and Pinnacle Type-Deko, along with high resolution output hardware, the graphic department enables the client's simple logos and titles to be superimposed over their video material.

         o CUSTOMIZATION AND DUPLICATION: Upon completion of the client projects using the above production services, the digital video masters are now ready for the customization and duplication department. Here, market specific information (such as a local telephone number) is added and television station specific formatting and duplication occur. Using Inscriber CG Supreme software and a specialized computer workstation with three graphic overlay boards, a single client master can be replicated with two separate telephone numbers on four different formats simultaneously, all in one pass. This specialized process allows us to facilitate large volumes of our client's television commercials with same day customization and shipping to stations.

         o PRODUCTION: For our in-house productions and clients who do not have field production capability, we have arrangements with local equipment rental facilities and contractors. These include camera operators, lighting directors and producers, who are engaged to provide the initial production services in order to complete the projects in our post production environment.

SPECIAL FACTORS RELATED TO OUR INDUSTRY

         The production and distribution of entertainment intellectual properties, including television programs, music or other properties, involves a substantial degree of risk. The success of an entertainment property depends upon subjective factors, such as the personal tastes of the public and critics and available alternative forms of entertainment. These factors do not necessarily bear a direct correlation to the costs of production and distribution. There is a risk that some or all of our projects will not be successful, resulting in costs not being recouped and losses being incurred.

         The production and distribution of films and television programs is highly risky because of the difficulty of projecting public acceptance of the projects. The success of an individual feature film or television program depends on many subjective factors such as the personal taste of the public and critics and what forms of entertainment are currently in vogue. The success of a project is not always the result of the cost of production and distribution arrangements. Consequently, it is extremely difficult to evaluate whether any projects will be successful. Investors need to realize that various of our projects will not be successful which will result in costs not being recouped and losses being incurred.

         We are aware that the cost of producing and distributing entertainment programming has increased substantially in recent years. This is due, among other things, to the increasing demands of creative talent as well as industry-wide collective bargaining agreements. Many of the script writers, performers, directors and technical personnel in the entertainment industry who will be involved in our productions are members are guilds or unions that bargain collectively on an industry-wide basis. We have found that actions by these guilds or unions can result in increased costs of production and can occasionally disrupt production operations.

         Our limited financial resources may require, as to any of our production projects, that we obtain a portion of our production financing from third parties. This is a common practice in the entertainment industry. In order to obtain financing for television production, we may be required to forgo not only a degree of control over production, but also a share of the profits that could be derived from a production. This could well result in our receiving lower revenues in the event we have any successful productions. In addition, we cannot assure you that we will be able to obtain financing or be able to interest third parties in funding our projects. However, even if we are successful in obtaining third party financing for our projects, the terms available may not provide us with a sufficient level of revenues from our projects.

         We are currently dependent on a limited number of projects that are expected to represent a substantial percentage of future revenues in the immediate years to come. If any major project is not successful, this will likely have a material negative effect on our operating results and financial condition since we are able to undertake only a limited number of projects at a given time. In addition, if we are unsuccessful in the initial projects, it will make it more difficult for us to obtain financing or to successfully market additional projects in years to come. We cannot assure you that any of our current projects will be successful and that they will generate sufficient revenues to make us profitable.

         We expect to have difficulty developing market acceptance for our existing and proposed projects and television productions. We will have to make major efforts in marketing our productions which will require significant expenditures to inform potential sponsors of the benefits of our projects and for us to achieve name recognition. We cannot assure you that we will be able to penetrate existing markets on a wide scale basis or position our products to appeal to the educational or children's markets. In addition, we will need to rely on arrangements with distributors and other strategic partners for the marketing of our projects. Given these obstacles, we cannot assure you that we will be able to successfully market our products and that any of our projects will produce revenues that make our projects worthwhile.

GOVERNMENT REGULATION

         The Federal Communications Commission repealed its financial interest and syndication rules, effective as of September 21, 1995. Those rules, which were adopted in 1970 to limit television network control over television programming and thereby foster the development of diverse programming sources, had restricted the ability of the three established, major U.S. television networks, such as ABC, CBS and NBC, to own and syndicate television programming. We believe that there has been an increase in in-house productions of programming for the networks' own use and potentially a decrease of programming from independent suppliers such as us.

         Our television programming may be subject to local content and quota requirements, and/or other limitations, in international markets which prohibit or limit the amount of programming produced outside of the local market. These restrictions, or new or different restrictions, could have an adverse impact on our operations in the future should we be unable to perform under those requirements or limitations.

COMPETITION

         The children's programming and music markets are in general rapidly evolving, intensely competitive and have increasingly fewer barriers to entry. We expect competition to intensify in the future. We compete for the services of actors, creative and technical personnel, creative material and in the case of television programming, for a limited number of time slots. Many of our competitors, including major television networks, have significantly greater financial, technical, distribution, marketing and other resources and have greater name recognition. These competitors may be able to adapt more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, and adopt more aggressive pricing policies. We may not be able to compete effectively with current or future competitors.

LEGAL PROCEEDINGS:

         In June 1999, we filed a complaint against Norman Titcomb, the former 100% owner, currently 20% owner, of BRT. The complaint is titled Vidkid Distribution, Inc. vs. Norman Titcomb and was filed in the Circuit Court of the 17th Judicial Circuit, Broward County Florida, under case number 99-010698 CACE
(12). We are alleging among other counts, misrepresentations to us in the purchase and sale of BRT. An answer has been filed and discovery is proceeding.

         In November 1999, we filed a complaint against Madison Sports and Entertainment and other parties, alleging, among other counts, misrepresentations to us in the purchase and sale of the Howdy Doody Library. The complaint is titled Vidkid Distribution, Inc. vs. Madison Sports and Entertainment Group, Inc., Gary Langan Goodenow, Kevin M. Ward, and Joseph Assad, and was filed in the Circuit Court of the 17th Judicial Circuit, Broward County Florida under case number 99-018793 CACE (21). Additionally, we allege that the defendants interfered with various arrangements and agreements we had with vendors to sell the 50th Anniversary Video Box Set. Although we were not named in the lawsuit between Madison and the executive producer to determine the actual owner of the Howdy Doody library, Madison sent correspondence to our vendors which effectively resulted in the interference with the marketing and sale of the box set. Ultimately, the executive producer prevailed in the litigation and therefore, we believe the defendants wrongfully caused us damages.

EMPLOYEES

         As of January 30, 2001, we employed eight people, five of which are support staff, and three of which are management personnel. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

PROPERTIES

         We maintain our executive offices within the leased premises of BRT consisting of approximately 16,000 square feet located at 4950 West Prospect Road, Fort Lauderdale, Florida 33309. The lease requires our subsidiary, BRT, to pay approximately $12,500 per month and terminates in October 2007 subject to BRT's option to renew the lease for a period of ten years.

                                   MANAGEMENT

         The following table sets forth the names and ages of our directors and executive officers:

NAME                                POSITION
----                                --------
Steven Adelstein                    Chairman of the Board, Chief Executive Officer and President
Gus Guilbert, Jr.                   Director, Treasurer, Secretary, Executive Vice President and President of BRT
James Purpuro                       Director, Executive Vice President of BRT
Michael Greene                      Director, Vice President of BRT
Todd Adelstein                      Director



         All directors hold office until the next meeting of our shareholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the board of directors. No member of management serves in any capacity with emailthatpays.

         STEVEN ADELSTEIN, 53 years old, has served as our chairman of the board, chief executive officer, president and director since July 1997. From May 1995 until October 1999 Mr. Adelstein served as chairman of the board, chief executive officer and president of emailthatpays. From February 1993 to February 1995, Mr. Adelstein served as executive producer of "Jelly Bean Jungle", a children's television series syndicated in over 85% of the U.S. markets and in many foreign territories. Between September 1969 and June 1972, Mr. Adelstein was employed as a certified public accountant with Peat, Marwick, Mitchell and Company. Mr. Adelstein has served as president of AUW, Inc., a venture capital company, since April 1993. Mr. Adelstein is the father of Todd - Adelstein, one of our directors.

         GUS GUILBERT, JR., 40 years old, has been our executive vice president, treasurer and secretary since July 1997 and a director since October 1999. Since October 1999, he has served as president of our subsidiary BRT. From May 1995 until October 1999 Mr. Guilbert served as executive vice president, treasurer and secretary of emailthatpays. In 1993, Mr. Guilbert became an independent consultant and representative for D/Vision Pro computer editing systems, in which capacity he continues to serve. Between 1990 and 1993, Mr. Guilbert served as music Producer for Miami based Video Publishing Group where he scored and edited music for television and film, and ultimately became an on-line video editor using various broadcast formats. Mr. Guilbert is a respected production professional knowledgeable in computer animation, music and television production, as well as broadcast mastering. Mr. Guilbert holds an Audio Engineering License in multi-track recording and MIDI music programming.

         JAMES PURPURO, 35 years old, has been a member of our board of directors since October 1999 and executive vice president of BRT and Senior Editor in charge of all post production creative services from 1994 to September 1999. In 1987 Mr. Purpuro graduated from Villanova University with a degree in Broadcast Management. From 1989 to 1993 he was director of commercial production at WBBH-TV, an NBC affiliate in Fort Myers, Florida. Mr. Purpuro also ran the creative services department for the Waterman Broadcasting Corp., owner of several radio and television stations.

         MICHAEL GREENE, 55 years old, has been a member of our board of directors since October 1999 and vice president of BRT since April 1998. Mr. Greene is director and president of his consulting company Chrysalid, Inc., in which capacity he has served since September 1996 and devotes about 50% of his time to us. From 1994 to August 1996, Mr. Greene served as principal of Greene, Hollister, Inc., a nationally-recognized transformation consulting company. Mr. Greene has consulted in the areas of communications, team development, strategic planning, training, sales, and marketing to companies like Arvida, Disney, American Express, Pratt & Whitney, and North American Philips. Mr. Greene has been chairman and CEO of Classic Video Theater, a Nasdaq listed company, and director of operations and programming for the Amaturo Group, one of the premier broadcasting companies in the country.

         TODD ADELSTEIN, 25 years old, has served as a director since October 1999. Since July 1998, Mr. Adelstein has been employed by First Union National Bank as a licensed financial specialist. From August 1997 to July 1998, Mr. Adelstein served as corporate account manager for Enterprise Leasing, where he managed sales and fleet services for several offices. Mr. Adelstein graduated from Indiana University in 1997 with a BS/BS in Public Financial Management along with an Accreditation and Certificate in Business Administration. Todd Adelstein is the son of Steven Adelstein, our president and chairman.

LIMITATIONS ON DIRECTORS' LIABILITIES

         Our articles of incorporation limits, to the maximum extent permitted under Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, for example a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

         Florida Law permits us to indemnify officers, directors or employees against expenses, including attorney's fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which the action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the court deems proper. Individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

         Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

         We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

         In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our shareholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Florida, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our certificate of incorporation.

CASH COMPENSATION

         The following table shows, for each of the three years ended December 31, 1999, the cash and other compensation paid by us to Steven Adelstein, our chairman and chief executive officer, and Gus Guilbert, Jr., our executive vice president, treasurer, secretary and chief financial officer. Based on the difficulty of allocating the amounts, compensation includes those payments received from emailthatpays. None of our executive officers had annual compensation in excess of $100,000 except for Mr. Adelstein.

                           SUMMARY COMPENSATION TABLE

Name and Principal                                                     Other Annual            All Other
Position                   Year           Salary          Bonus        Compensation            Compensation
-----------------------------------------------------------------------------------------------------------
Steven Adelstein           1999           $120,000          $-0-           $18,000               $-0-
                           1998           $120,000          $-0-           $18,000               $-0-
                           1997           $105,000          $-0-           $15,000               $-0-

Gus Guilbert, Jr.          1999           $ 42,000          $-0-           $ 6,000               $-0-
                           1998           $ 36,000          $-0-           $ 1,200               $-0-
                           1997           $ 30,000          $-0-           $ 1,200               $-0-

------------------
* Represents an additional compensation to cover auto lease and servicing, medical plan payments and disability program payments.

OPTIONS GRANTS IN LAST FISCAL YEAR

         The following table sets forth information with respect to the grant of options to purchase shares of common stock during the fiscal year ended December 31, 1999 to each person named in the Summary Compensation Table.


                           NUMBER OF              % OF TOTAL
                           SECURITIES             OPTIONS/SARS
                           UNDERLYING             GRANTED TO             EXERCISE OR
                           OPTIONS/SARS           EMPLOYEES IN           BASE PRICE          EXPIRATION
NAME                       GRANTED (#)            FISCAL YEAR            (S/SHARES)          DATE
--------------------------------------------------------------------------------------------------------
Steven Adelstein            150,000                      40%             $0.25               12/31/05
Gus A.  Guilbert, Jr.       100,000                    26.6%             $0.25               12/31/05

         In addition, options to purchase 75,000 shares were issued to James Purpuro exercisable at $0.25 per share through October 1, 2005 and options to purchase 50,000 shares were issued to Michael Greene exercisable at $0.25 through October 1, 2005. There was no public trading market for the underlying shares of common stock at the time of the grant.

EMPLOYMENT AGREEMENTS

         Mr. Adelstein's five year employment agreement with us provides that he devote substantially all of his business efforts to us as president and chief executive officer. Under the terms of the agreement, Mr. Adelstein receives a base annual salary of $120,000 for the year ended December 31, 2001. In addition, Mr. Adelstein is entitled to receive additional payments equal to 2.5% of gross receipts from all merchandise agreements between Vidkid and outside merchandisers, and health and disability insurance. Mr. Adelstein is subject to a one year non-compete agreement commencing at the end of the term of the employment agreement.


         Mr. Guilbert's three year employment agreement with us provides that he devote his full time business efforts to us as our executive vice president. Under the terms of the agreement, Mr. Guilbert receives a base annual salary of $42,000 for the period ending December 31, 2001. Mr. Guilbert is entitled to a bonus at the discretion of the board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In June 2000 we issued a $275,000 principal amount promissory note to A.U.W., Inc., a company of which Mr. Steven Adelstein is president and a 22% shareholder. A.U.W., Inc. is owned $167,500 of the principal amount of the note and is acting as trustee under the note for the following related parties:

                  Phillip Adelstein  $  25,000
                  Gus Guilbert, Jr.     25,000
                  Tammi Adelstein       25,000
                  Steve Shinder         32,500
                                      --------
                                      $107,500
                                      ========

         The parties are all officers, directors or relatives of Steven Adelstein and Todd Adelstein. The proceeds of these notes were used to pay off amounts due to a third party for the Howdy Doody library and are collateralized by the Howdy Doody library. This note, which is due on August 31, 2000, bears interest at an annual rate of 9.6% payable quarterly in the form of issuance of restricted shares of our common stock valued at $.25 per share, or cash, as determined by the board of directors in its sole discretion. These notes are collateralized by the Howdy Doody library and are due and payable on June 30, 2005. For the nine months ended September 30, 2000, we any imputed interest on these notes at an annual rate of 12%.

         In addition, we have accounts payable to related parties and a shareholder listed below. These debts were incurred at times during 1999. The highest amount outstanding was $35,261. These funds were used for working capital purposes. As of September 30, 2000, the payables to these related parties amounted to $12,300.

         Todd Adelstein    $ 8,039
         Tammi Adelstein     4,261
                           -------
                           $12,300
                           =======

         While we were a wholly-owned subsidiary of emailthatpays loans were advanced by Steven Adelstein, in the amount of $19,800, Gus A. Guilbert, Jr., in the amount of $6,500, and AUW, Inc., an affiliate of Steven Adelstein, in the amount of $120,174, which had been used for working capital purposes. The total debt of $146,474 was exchanged for 1,331,580 shares of our common stock or at a rate of $0.11 per share. At the time of the exchange on August 17, 1999, the common stock of emailthatpays had a bid price of $0.215 per share as quoted on the OTC Bulletin Board. While no independent directors were serving to evaluate the transaction, given the price of the emailthatpays' common stock, we consider the exchange to have been completed on a fair basis to us.

         We received 460,615 shares of common stock of NETDigest.com, Inc. for various management, production and other services provided to NETDigest.com at the inception of that company and during the course of the current fiscal year. NETDigest.com is a development-stage company engaged in development of websites providing medical and lifestyle information with initial emphasis on diabetes. Steve Adelstein and Gus Guilbert, who are officers and directors of VidKid, are also officers and directors of NETDigest.com, and own approximately 30% of the common stock of that company. In May 2000, that company (formerly named Cam Designs, Inc.) acquired the NETDigest.com, Inc., a privately-held corporation organized by Messrs. Adelstein and Guilbert, and changed its name to its current name. The shares of NETDigest,com are publicly-traded on the Pink Sheets in the Over-the-Counter Market. Our common stock holdings represent approximately 3.5% of the total of 13,250,000 shares of common stock of NETDigest.com currently outstanding.


         Of the 460,615 shares of NETDigest.com owned by us, 100,000 shares were received at the time of the organization of the private NETDigest company for management services made available by us at the inception of that venture. These 100,000 common shares were valued at the par value of NETDigest.com or $.001 per share for a total of $100. Thereafter, we received a total of 360,615 shares for services and facilities provided to NETDigest.com during the third fiscal quarter of 2000 and provided subsequently. In particular, 50,000 shares valued at $30,000 were issued to us in July 2000 for developing NETDigest.com's business plan. In that same month, we received 30,000 shares valued at $18,000 for the sublease of 1,000 square feet at our facility. In August 2000, we received 85,615 shares valued at $51,369 for various editing and production services provided to NETDigest.com. In September 2000, we received 110,000 shares valued at $66,369 for future production and editing services being rendered by us. In that same month, we received 110,615 shares valued at $20,631 for specialized commercial editing services, reimbursement of expenses and computer and software lease benefits provided to NETDigest.com. Also in September 2000, a total of 50,000 shares valued at $30,000 were received by us in consideration for $5,500 of sub-lease income and telephone reimbursement and for future sub-lease rental income and telephone reimbursement of $24,500. All of the above transactions were valued at our cost-basis for the respective services provided.


                       PRINCIPAL AND SELLING SHAREHOLDERS

         The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer (i) immediately prior to the distribution assuming that emailthatpays was the owner of the shares of common stock to be distributed and (ii) upon the distribution. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares. Unless otherwise stated, the address of each of the person set forth below is 4950 West Prospect Road, Fort Lauderdale, Florida 33309.



                                             PRIOR TO DISTRIBUTION                AFTER DISTRIBUTION
                                          --------------------------           --------------------------
NAMES AND ADDRESS OF                      NO. OF SHARES         % OF           NO. OF SHARES         % OF
BENEFICIAL OWNER                             OWNED              OWNED             OWNED              OWNED
--------------------                      -------------         ----           -------------         ----
Steven Adelstein                           1,422,490            31.0%            1,546,407            33.7%
Gus Guilbert, Jr                             159,090             3.5%              214,247             4.7%
James Purpuro                                 25,000               *                38,359               *
Mike Greene                                   16,666               *                21,666               *
Todd Adelstein                                     0               *               340,000             7.7%
Realm Holdings, Inc.                               0               *               560,000            12.6%
   648 Post Road
   Wakefield, RI 02879
FAC Enterprises, Inc.                              0               *               300,000             6.8%
   4960 South Virginia Ave.,
   Suite 4300, Reno NV 89502
emailthatpays.com, Inc.                    3,052,840            68.8%                    0             n/a
   428 West Sixth Avenue
   Vancouver, B.C., Canada V5Y 1L2
All officers and directors
   as a group (5 people)                   1,623,246            34.3%            2,160,679            45.6%


         In general, a person is considered a beneficial owner of a security if that person has or shares the power to vote or direct the voting of the security, or the power to dispose of the security. A person is also considered to be a beneficial owner of any security of which the person has the right to acquire beneficial ownership within sixty (60) days.

         Before the distribution, Steven Adelstein's holdings include beneficial ownership of 1,092,490 shares of common stock owned by AUW, Inc. and immediately exercisable warrants to purchase 150,000 shares of common stock at an exercise price of $0.25. After the distribution, his holdings include 1,216,407 common shares owned by AUW, Inc. together with the warrants. He is president and a 22% shareholder of AUW, Inc.

         Mr. Guilbert's holdings include immediately exercisable warrants to purchase 100,000 shares of common stock at an exercise price of $0.25. After the distribution, his holdings also include beneficial ownership of 6,800 common shares owned by Tenor Guilbert, his son.

         Mr. Purpuro's holdings include immediately exercisable warrants to purchase 25,000 shares of common stock at an exercise price of $0.25, but do not include warrants to purchase 25,000 shares of common stock at an exercise price of $0.25 per share commencing October 1, 2000 and warrants to purchase an additional 25,000 shares at $0.25 beginning October 1, 2001.

         Mr. Greene's holdings include immediately exercisable warrants to purchase 16,666 shares of common stock at an exercise price of $0.25, but do not include warrants to purchase 16,666 shares of common stock at an exercise price of $0.25 exercisable commencing October 1, 2000 and warrants to purchase an additional 16,667 shares at $.25 beginning October 1, 2001.

         After the distribution, Mr. Todd Adelstein's holdings include 340,000 shares of common stock held as a joint tenant with Tammi Adelstein, his sister.


         Mr. Stephen P. Harrington is the President and controlling person of Realm Holdings, Inc.



         Mr. Howard Appel is the President and controlling person of FAC Enterprises, Inc.


                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our articles of incorporation authorizes us to issue up to 10,000,000 shares of common stock, par value $.005 per share, 4,434,420 shares are issued and outstanding as of the date of this prospectus. Upon completion of this offering, there will be 4,434,420 shares of common stock issued and outstanding.

         Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

         Our articles of incorporation authorizes our board of directors, without shareholder approval, to issue up to 1,000,000 shares of preferred stock, par value $.005 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. Upon completion of this offering, no shares of preferred stock will be outstanding.

         If issued, the preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

TRANSFER AGENT

         The transfer agent and registrar for our common stock is StockTrans, Inc., 7 East Lancaster Avenue, Ardmore, PA 19003-2318.

                           CERTAIN MARKET INFORMATION

         There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the OTC Bulletin Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

         As of the date of this prospectus, 4,434,420 shares of our common stock are outstanding. Of these shares, 1,381,580 shares will be "restricted securities," as this term is defined under the Securities Act, exclusive of the common stock to be distributed under the registration statement of which this prospectus is a part.

         In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer's common stock.

SPECIAL CONSIDERATIONS RELATED TO PENNY STOCKS

         Assuming a trading market for our common shares develops, we anticipate that for the immediate future our shares will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.

         The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

         o        current bid and offer quotations for the penny stock,

         o the compensation of the broker-dealer and its salesperson in the transaction, and

         o monthly account statements showing the market value of each penny stock held in the customer's account.

         The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer's confirmation.

         In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

                                  LEGAL MATTERS

         Atlas Pearlman, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     EXPERTS


         The financial statements as of December 31, 1999 have been included in the registration statement in reliance upon the report of Feldman Sherb & Co., P.C., formerly Feldman Sherb Horowitz & Co., P.C., independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                         Index for Financial Statements




Report of Independent Certified Public Accountants .......................       F-2

Consolidated Financial Statements:

  Consolidated Balance Sheet
          December 31, 1999 ..............................................       F-3
  Consolidated Statements of Operations
          For the Years Ended December 31, 1999 and 1998 .................       F-4
  Consolidated Statement of Changes in Stockholders' Equity
          For the Years Ended December 31, 1999 and 1998 .................       F-5
  Consolidated Statements of Cash Flows
          For the Years Ended December 31, 1999 and 1998 .................       F-6

Notes to Consolidated Financial Statements ...............................    F-7-16

  Consolidated Balance Sheet (Unaudited)
          September 30, 2000 .............................................      F-17
  Consolidated Statements of Operations (Unaudited)
          For the Nine and Three Months Ended September 30, 2000 and 1999.      F-18
  Consolidated Statement of Changes in Stockholders' Equity
          For the Years Ended December 31, 1999 and 1998 .................      F-19
  Consolidated Statements of Cash Flows (Unaudited)
          For the Nine Months Ended September 30, 2000 and 1999 ..........      F-20

Notes to Consolidated Financial Statements ...............................   F-21-24


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders
Vidkid Distribution, Inc. and Subsidiaries
Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Vidkid Distribution, Inc. and Subsidiaries as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vidkid Distribution, Inc. and Subsidiaries as of December 31, 1999, and the results of their operations and their cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming Vidkid Distribution, Inc. and Subsidiaries will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's need to generate cash from operations and obtain additional financing raises substantial doubt about its ability to continue as a going concern. Management's plans as to these matters are discussed in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   Feldman Sherb  & Co., P.C.
                                   (Formerly Feldman Sherb Horowitz & Co., P.C.) Certified Public Accountants


March 6, 2000
New York, New York

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                December 31, 1999

                                     ASSETS

CURRENT ASSETS:
    Cash                                                             $     5,605
    Accounts Receivable (net of allowance for
      doubtful accounts of $22,500)                                       66,508
    Prepaid Expenses and Other                                            12,243
                                                                     -----------

        Total Current Assets                                              84,356
                                                                     -----------

Property and Equipment, Net                                              982,348
                                                                     -----------

OTHER ASSETS:
    Security Deposits                                                     26,680
    Capitalized Production Costs                                       1,027,640
                                                                     -----------

                                                                       1,054,320
                                                                     -----------
        Total Assets                                                 $ 2,121,024
                                                                     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current Portion of Loans Payable                                 $    36,788
    Current Portion of Notes Payable -  Related Parties                   23,337
    Current Portion of Capital Lease Obligations                          86,345
    Accounts Payable and Accrued Expenses                                458,812
    Accrued Salaries                                                      54,774
                                                                     -----------

        Total Current Liabilities                                        660,056

NOTES PAYABLE - RELATED PARTIES                                           88,500
CAPITAL LEASE OBLIGATIONS                                                 21,057
LOANS PAYABLE                                                              4,750
                                                                     -----------

        Total Liabilities                                                774,363
                                                                     -----------

STOCKHOLDERS' EQUITY:
    Preferred Stock ($.005 Par Value; 1,000,000 Shares Authorized)
        No Shares Issued and Outstanding)                                     --
    Common Stock ($.005 Par Value; 10,000,000 Shares Authorized;
        4,434,420 Shares Issued and Outstanding)                          22,168
    Additional Paid-in Capital                                         2,775,473
    Accumulated Deficit                                               (1,450,980)
                                                                     -----------

        Total Stockholders' Equity                                     1,346,661
                                                                     -----------

        Total Liabilities and Stockholders' Equity                   $ 2,121,024
                                                                     ===========

The accompanying notes are an integral part of these consolidated financial statements.

                VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            For the Year Ended December 31,
                                                            -------------------------------
                                                                1999           1998
                                                             -----------    -----------
REVENUES                                                     $ 1,103,553    $   358,597

COST OF SALES                                                     88,625        107,381
                                                             -----------    -----------

GROSS PROFIT                                                   1,014,928        251,216
                                                             -----------    -----------

OPERATING EXPENSES
    Amortization of Production Costs                             160,029        125,938
    Amortization of Goodwill                                      21,942             --
    Depreciation and Amortization                                249,500         64,590
    Salaries and Fringe Benefits                                 648,737        341,136
    Legal and Accounting                                          50,748         47,698
    Consulting Fees                                              120,819         77,716
    Phones and Utilities                                          43,611         29,284
    Rent                                                         158,290         58,073
    Other Selling, General and Administrative                    306,841         85,831
                                                             -----------    -----------

        Total Operating Expenses                               1,760,517        830,266
                                                             -----------    -----------

LOSS FROM OPERATIONS                                            (745,589)      (579,050)
                                                             -----------    -----------

OTHER INCOME (EXPENSES):
    Interest Income                                                   64            260
    Interest Expense                                            (100,403)       (22,480)
                                                             -----------    -----------

                                                                (100,339)       (22,220)
                                                             -----------    -----------

LOSS BEFORE INCOME TAXES AND
    EXTRAORDINARY ITEM                                          (845,928)      (601,270)

BENEFIT FROM INCOME TAXES                                        261,000             --
                                                             -----------    -----------

LOSS BEFORE EXTRAORDINARY ITEM                                  (584,928)      (601,270)

EXTRAORDINARY ITEM:
    Settlement of Debt (Net of Income Taxes of $261,000)         425,840             --
                                                             -----------    -----------

NET LOSS                                                     $  (159,088)   $  (601,270)
                                                             ===========    ===========

BASIC AND DILUTED:
      Net Loss Per Common Share:
                Loss Before Extraordinary Item               $     (0.17)   $     (0.20)
                Extraordinary Gain from Settlement of Debt          0.12             --
                                                             -----------    -----------

                                                             $     (0.05)   $     (0.20)
                                                             ===========    ===========

      Weighted Common Shares Outstanding                       3,393,504      3,052,840
                                                             ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 For the Years Ended December 31, 1999 and 1998

                                                      Common Stock $.005 Par        Additional                        Total
                                                    --------------------------       Paid-in       Accumulated     Stockholders'
                                                      Shares          Amount         Capital         Deficit          Equity
                                                   -----------     -----------     -----------     -----------      -----------
Balance at December 31, 1997                         3,052,840     $    15,260     $ 1,014,572     $  (690,622)     $   339,210

Capital Contributions                                       --              --       1,491,436              --        1,491,436

Net Loss for the Year Ended December 31, 1998               --              --              --        (601,270)        (601,270)
                                                   -----------     -----------     -----------     -----------      -----------

Balance at December 31, 1998                         3,052,840          15,260       2,506,008      (1,291,892)       1,229,376

Capital Contributions                                       --              --         124,399              --          124,399

Shares Issued in Exchange for Services                  50,000             250           5,250              --            5,500

Shares Issued in Exchange for Debt                   1,331,580           6,658         139,816              --          146,474

Net Loss for the Year  Ended December 31, 1999              --              --              --        (159,088)        (159,088)
                                                   -----------     -----------     -----------     -----------      -----------

Balance at December 31, 1999                         4,434,420     $    22,168     $ 2,775,473     $(1,450,980)     $ 1,346,661
                                                   ===========     ===========     ===========     ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.

                            VIDKID DISTRIBUTION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 For the Year Ended December 31,
                                                                 -------------------------------
                                                                      1999             1998
                                                                  -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                                      $  (159,088)     $  (601,270)
    Adjustments to Reconcile Net Loss to Net Cash Flows
        Used in Operating Activities:
           Depreciation and Amortization                              249,500           64,590
           Amortization of Production Costs                           160,000          125,938
           Stock Issued for Services                                    5,500               --
           Extraordinary Gain from Debt Extinguishment -Net          (425,840)              --
           Benefit from Income Taxes                                 (261,000)              --
           (Increase) Decrease in:
             Accounts Receivable                                       88,674          (39,281)
             Prepaid Expenses and Other                                (1,078)          (3,991)
           Increase (Decrease) in:
             Accounts Payable and Accrued Expenses                    170,135           (2,637)
             Accrued Salaries                                           4,774           30,000
                                                                  -----------      -----------

Net Cash Flows Used in Operating Activities                          (168,423)        (426,651)
                                                                  -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of Property and Equipment                             (15,219)         (52,542)
    Increase in Capitalized Production Costs                         (126,035)        (238,461)
                                                                  -----------      -----------

Net Cash Flows Used in Investing Activities                          (141,254)        (291,003)
                                                                  -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from Capital Contributions                               124,399          767,936
    Principal Repayments of Capital Lease Obligations                 (76,085)          (3,894)
    Proceeds from Issuance of Notes Payable - Related Parties         252,626            5,685
    Proceeds from Issuance of Notes Payable                                --           10,402
    Principal Repayments of Notes Payable                             (53,919)              --
                                                                  -----------      -----------

Net Cash Flows Provided by Financing Activities                       247,021          780,129
                                                                  -----------      -----------

Net Increase (Decrease) in Cash                                       (62,656)          62,475

Cash - Beginning of Year                                               68,261            5,786
                                                                  -----------      -----------

Cash - End of Year                                                $     5,605      $    68,261
                                                                  ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest                                                       $    15,171      $    22,480
                                                                  ===========      ===========
   Income Taxes                                                   $        --      $        --
                                                                  ===========      ===========

NON-CASH INVESTING AND FINANCING ACTIVITIES:


Issuance of common stock in exchange for reduction in Debt        $   146,474      $        --
                                                                  ===========      ===========

Write-off of goodwill in connection with acquisition              $    21,942      $        --
                                                                  ===========      ===========

Stock issued for services                                         $     5,500      $        --
                                                                  ===========      ===========

Details of Acquisition:
   Fair value of assets                                           $        --      $ 1,227,934
    Liabilities                                                            --       (1,227,934)
                                                                  -----------      -----------

    Net cash paid for acquisition                                 $        --      $        --
                                                                  ===========      ===========


The accompanying notes are an integral part of these consolidated financial statements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                         NOTES TO FINANCIAL STATEMENTS
                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

Vidkid Distribution, Inc. (the Company) was formed in July 1997 and is engaged in (i) the development and production of children's made for television movies and series; (ii) the marketing and sale of various children's programming; and
(iii) providing video and post-production and distribution services to third parties. The Company acquired the 130 color episode library of "Howdy Doody" during February 1998. Through September 1999, the Company operated as a wholly owned subsidiary of EmailthatPays.com, Inc. (EmailthatPays). In July 1999, EmailthatPays decided to spin-off the Company. On September 29, 1999, EmailthatPays began the spin-off of its historical entertainment assets, including 80% of BRT Video, Inc. (BRT), a television studio and editing facility by contributing these assets and all liabilities to the Company.

The spin-off of the Company was effected by a distribution to EmailthatPays' shareholders of record at the close of business on September 29, 1999. For each share of common stock of EmailthatPays held on the record date determined prior to the reverse stock split declared by EmailthatPays, the holder received one share of common stock of the Company. Accordingly, 3,052,840 shares of the Company's common stock were issued to EmailthatPays shareholders. The spin-off will effectively be completed when the Company becomes a separate and distinct company. Certain EmailthatPays shareholders who converted debt obligations into EmailthatPays common shares and common shares issued in connection with the merger did not participate in the spin-off.

Due to the fact that the remaining assets of the EmailthatPays are transferred to the Company in connection with the distribution, the Distribution was reported for accounting purposes as a "reverse spin-off" under generally accepted accounting principles. The Spin-off was treated as a reverse spin-off for financial statement purposes because substantially all of EmailthatPays' assets and operations were held by the Company after the spin-off. Therefore, the spin-off has been reflected, for financial statement presentation, as if the Company was a new company consisting of its historical operations. The information contained herein indicates the results of operations or financial condition of the Company that would have been reported for the periods indicated had the Distribution occurred on the first day of the periods discussed.

The Company maintains its principal business operations in Fort Lauderdale, Florida.

BASIS OF PRESENTATION

The consolidated statements include the accounts of Vidkid Distribution, Inc. and its wholly owned and majority-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

The carrying amount reported in the consolidated balance sheet for cash, accounts and other receivables, accounts payable and accrued liabilities, capital lease obligations, and notes payable approximates fair market value due to the immediate or short-term maturity of these financial instruments.

GOODWILL

Goodwill, which represented the cost in excess of net assets of business acquired were recorded and were to be amortized over a five-year period. The Company periodically evaluates the carrying amount of goodwill to recognize and measure the possible impairment of these assets. Based on the recoverability from cash flow methods, the Company believed that goodwill was impaired and, accordingly recorded amortization of goodwill amounting to $21,942.
(See Note 2).

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 1999, the Company had a working capital deficiency of $664,200 and losses since inception of $1,450,980. These conditions raise substantial doubt about the ability of the Company to continue as a going concern.

Management's plans include developing efficiencies and additional revenue as a result of the acquisition of BRT, a company that provides video, audio and editing post-production facilities. The Company owns 130 color episodes of "Howdy Doody", a popular children's program aired in the 1970's, which the Company expects to begin marketing. The Company has signed two video distribution agreements representing a limited portion of the HD Library until May 2001. The marketing efforts for broadcast rights, both domestic and international, will begin in the latter part of fiscal year 2000. The Company plans to license the broadcast to individual stations for domestic airing and license country by country for international rights. The Company has commenced production on a computer animated feature film designed for worldwide television and other non-theatrical distribution. The completion of the 90-minute made for television animated feature is anticipated to be completed in 4th quarter of 2001. The Company has produced a three minutes promotional video tentatively entitled "Star Pirates" and is currently in pre-production of character and environmental designs. In addition to distribution through film, video and television markets, the Company anticipates additional revenue from character development. Although the Company is self-funding its projects, the Company may need financing to complete its plans and will pursue obtaining funding through private placements of debt or equity offerings. However, there is no assurance that the aforementioned events will occur and be successful.

REVENUE RECOGNITION

During 1999 and 1998, revenues generated through the Company's subsidiary, BRT, accounted for approximately 98% and 78% of net revenues in 1999 and 1998, respectively. Revenues from BRT's post-production facility and other production projects are recorded when services are performed. Remaining revenues were from the sale a "Howdy Doody" box set and recorded upon shipment.

ACCOUNTING FOR PRODUCTION COSTS AND DISTRIBUTION RIGHTS

The Company generally capitalizes all costs incurred to produce children's intellectual properties, excluding any interest expense funded under the production loans. Such costs also include the actual direct costs of production, certain exploitation costs and production overhead. Capitalized exploitation or distribution costs include those costs that clearly benefit future periods such as video prints and prerelease and early release advertising that is expected to benefit the program in future markets. These costs, as well as participation and talent residuals, are amortized each period on an individual video or television program basis in the ratio that the current period's gross revenues from all sources for the program bear to management's estimate of anticipated total gross revenues for such video or program from all sources. Revenue estimates are reviewed quarterly and adjusted where appropriate and the impact of such adjustments could be material.

Production costs are stated at the lower of unamortized cost or estimated net realizable value. Losses, which may arise because costs of individual videos or television series exceed anticipated revenues, are charged to operations through additional amortization.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company has entered into agreements with outside entities to exclusively distribute other children's intellectual properties. Under the term of these Agreements, the Company advances funds for the "pilot" development, production and marketing costs in accordance with the specific agreements. To date, no revenue has been recognized under these agreements.

It is the Company's policy to write off capitalized production costs associated with the intellectual properties if, in management's opinion, the capitalized costs are in excess of net realizable value. Accordingly, for the years ended December 31, 1999 and 1998, management wrote-off film costs of $160,000 and $125,938, respectively, for the Company's intellectual properties.

PROPERTY AND EQUIPMENT

Property and equipment are stated on the basis of cost less accumulated depreciation and amortization. The Company provides for depreciation on a straight-line basis over the following estimated useful lives: equipment, furniture and fixtures, 5 to 7 years. Leasehold costs are being amortized on a straight-line basis over a ten-year period, the lease term.

When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of assets are capitalized.

INCOME TAXES

The Company utilizes the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are established based on the differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company provides a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

USE OF ESTIMATES

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions.

LOSS PER COMMON SHARE

Basic earnings per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company uses SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 - "Accounting for Derivative Instruments and Hedging Activities" which is effective for fiscal quarters beginning after June 15, 1999. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. This statement amends SFAS No. 52 - "Foreign Currency Translation", and supersedes SFAS No. 80 - "Accounting for Future Contracts", No. 105 - "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentration of Credit Risk", No. 107 - "Disclosure about Fair Value of Financial Instruments". The Company adopted SFAS No. 133 in fiscal 2000. Management believes that the impact of SFAS No. 133 will not be significant to the Company.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, ("SAB 101""). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. The Company is required to comply with SAB 101 transactions entered into on or after February 1, 2000, but does not expect it to have a material impact on the Company's consolidated financial position or results of operation.

NOTE 2 - ACQUISITION

On October 1, 1998, EmailthatPays acquired 72.5% of the outstanding stock of BRT. BRT provides video, audio and editing post-production services and facilities to the Company and to third parties including local television stations, independent producers and cable broadcasters. EmailthatPays accounted for this acquisition using the purchase method of accounting. The purchase price exceeded the fair value of net assets assumed by approximately $425,000. The excess was applied to leasehold improvement and costs and is being amortized on a straight-line basis over 10 years, the life of the lease. During March 1999, EmailthatPays exchanged 5,859 shares of its common stock for an additional 7.5% of BRT Video, Inc. EmailthatPays accounted for this additional acquisition of 7.5% using the purchase method of accounting. The purchase price exceeded the fair value of net assets assumed by approximately $21,942. The excess was applied to goodwill and was being amortized on a straight-line basis over five years. The remained 20% of BRT is owned by a minority interest. Due to the fact that losses applicable to the minority interest in BRT exceeded the minority interest in the equity capital of BRT, no minority interest is reflected on the balance sheet. On September 29, 1999, EmailthatPays spun-off its 80% share of BRT Video, Inc. by contributing these assets and all liabilities to the Company. Accordingly, the results of operations of BRT are included in the accompanying financial statements from October 1, 1998 (date of acquisition) to December 31, 1998 and for the year ended December 31, 1999.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 2 - ACQUISITION (CONTINUED)

The following unaudited pro forma consolidated results of operations have been prepared as if the acquisition of BRT had occurred as of the beginning of fiscal 1998:

                                                       1998
                                                   ------------
              Net Sales                            $  1,184,172
              Net Loss                             $   (956,340)
              Net Loss per Share                   $       (.38)

Pro forma data does not purport to be indicative of the results that would have been obtained had these events actually occurred at the beginning of the periods presented and is not intended to be a projection of future results.

NOTE 3 - PROPERTY AND EQUIPMENT

At December 31, 1999, property and equipment and related accumulated depreciation consisted of the following:

     Video and Audio Equipment                     $   509,596
     Office Furniture and Equipment                     84,949
     Truck                                              19,207
     Leasehold Improvements and Costs                  691,847
                                                   -----------
                                                     1,305,599

     Less: Accumulated depreciation                   (323,251)
                                                   -----------

      Total                                        $   982,348
                                                   ===========

For the years ended December 31, 1999 and 1998, depreciation expense amounted to $249,500 and $64,590, respectively.

NOTE 4 - CAPITALIZED PRODUCTION COSTS

Capitalized production costs consisted of the following:

       Films completed and not released            $  783,662
       Films in process                               214,858
       Story rights and scenarios                      29,120
                                                   ----------
                                                   $1,027,640
                                                   ==========

During 1998, the EmailthatPays issued 332,500 shares of common stock at the fair market value price of $1.80 in connection with the acquisition of the Howdy Doody Library. The aggregate amount of shares issued by EmailthatPays amounted to $598,500 and is included above in "films completed and not released". Remaining capitalized production costs consist of production costs, production salaries, and story rights and scenario costs connected with the Company's production projects.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                    NOTES TO FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 5 - LOANS PAYABLE

At December 31, 1999, loans payable consisted of the following:

Revolving credit agreement with a bank aggregating $30,000. The agreement bears interest at the bank's prime rate plus 3% (11.50% at December 31, 1999) and is payable on demand. The loan contains certain covenants that require, among other matters, that the Company obtain the consent of the lender before incurring any additional debts, except for indebtedness for trade credit in the ordinary
course of the Company's business                                                     $25,914

Notes payable to bank, payable in 36 monthly installments of $1,012 including interest at 12.85% per annum payable on or before April 22, 2001. The loan contains certain covenants that require, among other matters, that the Company obtain the consent of the lender before incurring any additional debts, except for indebtedness for trade credit in the ordinary course of the Company's
business                                                                              15,624
                                                                                     -------
                                                                                      41,538

         Less:  Current Portion                                                       36,788
                                                                                     -------

                                                                                     $ 4,750
                                                                                     =======

Long-term debt maturing at December 31 for the next five years and thereafter is as follows:

          2000 (included in current liabilities)                                     $36,788
          2001                                                                         4,750
                                                                                     -------

                                                                                     $41,538
                                                                                     =======

In September 1997, BRT and an investor entered into an informal agreement whereby the investor would advance $1,500,000 for expansion and renovation of a new facility in exchange for a 49% ownership interest in BRT. The parties to the agreement intended to engage an independent appraiser to determine the value of the stock and thus the portion of the $1,500,000 that would be attributable to equity financing. The independent appraisal was never completed and accordingly, the Company treated all funds received as advances. The balance of the advanced funds would be evidenced by a note payable bearing interest at prime plus 1%. Between October 1997 and December 31, 1997, the investor advanced $435,000. In early 1998 the investor advanced an additional $150,000. Thus, by the end of February 1998, the investor had advanced $585,000. In addition to advances totaling $585,000, BRT has recorded accrued interest amounting to $101,840 as of September 30, 1999. On October 14, 1998, BRT filed suit against the investor in the Circuit Court in Broward County, Florida alleging breach of contract and fraud against the investor. On August 6, 1999, BRT dismissed its complaint against the investor and they in turn dismissed all causes of action against BRT. As a result of this resolution, the Company retained the advances totaling $585,000 and the investor did not receive any securities of BRT or Vidkid. Accordingly, BRT recorded an extraordinary gain amounting to $686,840 on the accompanying statement of operations.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 6 - NOTES PAYABLE - RELATED PARTIES

The Company has notes payable to related parties and a stockholder of the Company. These notes bear interest at a rate of 9.6% payable quarterly in the form of issuance of restricted common shares of the Company valued at $.25 per share, or cash, as solely determined by the board of directors. These notes are collateralized by the "Howdy Doody" tape library and are due and payable on August 31, 2002. As of December 31, 1999, notes payable to these related parties amounted to $88,500. For the year ended December 31, 1999, the Company imputed interest on these notes at an annual rate of 12%.

The Company has notes payable to related parties and a stockholder of the Company. These notes are non-interest bearing, non-collateralized, and are payable on demand. As of December 31, 1999, notes payable to these related parties amounted to $23,337. For the year ended December 31, 1999, the Company imputed interest on these notes at an annual rate of 12%.

NOTE 7 - CAPITAL LEASE OBLIGATION

BRT has entered into various leases for its video production equipment that meet the requirements of a capital lease. The total capitalized cost of the equipment as of December 31, 1999 is $622,634. These amounts represents the present value of the minimum lease payments during the lease term and was determined using BRT's estimated borrowing rate at the inception of the lease. The Company's borrowing rate was used because the lessor's implicit interest rate was not readily determinable.

The following is a schedule of non-cancelable future minimum lease payments required under these leases:

          2000                                                  $  91,869
          2001                                                     21,057
                                                                ---------
          Total minimum lease payments                            112,926

          Less: amount representing interest                       (5,524)
                                                                ---------
          Present value of net minimum lease payments             107,402

          Less current obligations due under capital leases       (86,345)
                                                                ---------

          Long-term obligations due under capital leases        $  21,057
                                                                =========

NOTE 8 - INCOME TAXES

Current income taxes are computed at statutory rates on pretax income. Deferred taxes would be recorded based on differences in financial statements and taxable income. At December 31, 1999, the Company had elected to carry forward net operating losses for federal and state income tax purposes of approximately $1,400,000 that are available to reduce future taxable income through 2014. As utilization of such operating losses for tax purposes is not assured, the deferred tax asset has been fully reserved through the recording of a 100% valuation allowance. These operating losses may be limited to the extent an "ownership change" occurs.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 8 - INCOME TAXES (CONTINUED)

The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes is as follows:

                                                         1999           1998
                                                      ---------      ---------

    Tax benefit computed at statutory rates           $ (60,000)     $(228,000)

    Income tax benefit not utilized                      60,000        228,000
                                                      ---------      ---------

    Net income tax benefit                            $      --      $      --
                                                      =========      =========

The components of the deferred tax asset as of December 31, 1999 are as follows:

   Deferred Tax Asset:
     Net Operating Loss Carry forward                         $ 532,000

     Less:  Valuation Allowance                                (532,000)
                                                              ---------

     Net Deferred Tax                                         $      --
                                                              =========

NOTE 9 - STOCKHOLDERS' EQUITY

WARRANTS

On October 1, 1999, the Company granted warrants to four officers and directors to acquire an aggregate of 375,000 restricted shares of common stock at an exercise price of $.25 per share. The warrants expire on December 31, 2005. The fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%; expected volatility of 50%; risk-free interest rate of 6%, and an expected live of 5 years.

As permitted by SFAS No. 123, the Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123. Had the Company determined compensation cost based of the fair value at the grant date for its warrants under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                      1999
                                                                  -----------

Net Loss
    As reported                                                   $ (159,088)
    Pro forma                                                     $ (170,088)

Net Loss per Share

    As reported                                                   $     (.05)
    Pro forma                                                     $     (.05)

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 9 - STOCKHOLDERS' EQUITY (CONTINUED)

COMMON STOCK

During September 1999, the Company issued 1,331,580 shares of its common stock in full satisfaction of certain indebtedness amounting to $146,474. These shares were valued at approximately $.11 per share, the fair values.

During September 1999, the Company issued 50,000 shares of common stock for professional services rendered. These shares were valued at $.11 per share, the approximate fair values, and charged to operations.

The spin-off of the Company was effected by a distribution to EmailthatPays' shareholders of record at the close of business on September 29, 1999. For each share of common stock of EmailthatPays held on the record date determined prior to the reverse stock split declared by EmailthatPays, the holder received one share of common stock of the Company. Accordingly, the Company issued 3,052,840 shares of common stock. All common shares and per share data have been retroactively adjusted to reflect this spin off.

PREFERRED STOCK

The Company authorized the board of directors to issue up to 1,000,000 shares of preferred stock, par value $.005 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of March 2000, no shares of preferred stock were outstanding.

CAPITAL CONTRIBUTIONS

Capital contributions represent funds and net assets contributed by Emailthatpays, Inc. to the Company prior to the spin-off.


NOTE 10 - COMMITMENTS

OPERATING LEASE

The Company leases office and production space in Fort Lauderdale, Florida, pursuant to an operating lease. The lease generally provides for fixed monthly rental payments of approximately $12,000 through October 2007, subject to annual increases. For the years ended December 31, 1999 and 1998, rent expense amounted to $154,718 and $59,073, respectively.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                 For the Years Ended December 31, 1999 and 1998

NOTE 10 - COMMITMENTS (CONTINUED)

At December 31, 1999, the future minimum annual rental payments under the non-cancelable operating lease is as follows:

              YEAR
              ----
              2000                                $  111,164
              2001                                   116,728
              2002                                   122,562
              2003                                   128,694
              2004                                   135,122
              Thereafter                             420,128
                                                  ----------
                                                  $1,034,398
                                                  ==========

EMPLOYMENT AGREEMENTS

In January 1996, EmailthatPays entered into a five (5) year employment agreement with its President for an annual base salary of $120,000 for 1998, 1999 and 2000, plus normal benefits, plus 2.5% of gross receipts actually collected by the Company specifically pertaining to merchandising of its intellectual properties. The Company has agreed to adopt this employment agreement through termination.

In August 1997, EmailthatPays entered into a three- (3) year employment agreement with an employee for an annual base salary of $30,000 for fiscal 1998, $36,000 for fiscal 1999, and $42,000 through July 2000. The agreement entitles the employee to an annual bonus based on performance as determined by the Board of Directors. The Company has agreed to adopt this employment agreement through termination.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2000
                                   (Unaudited)



                                     ASSETS

CURRENT ASSETS:
    Cash                                                                                           $    37,464
    Accounts Receivable (net of allowance for doubtful accounts of $22,500)                             41,247
    Prepaid Expenses and Other                                                                           6,436
    Due from Related Parties                                                                             7,294
                                                                                                   -----------

        Total Current Assets                                                                            92,441
                                                                                                   -----------

Property and Equipment, Net                                                                            744,815
                                                                                                   -----------

OTHER ASSETS:
    Investment in Equity-Method Investee                                                                67,504
    Security Deposits                                                                                   26,680
    Capitalized Production Costs                                                                       975,540
                                                                                                   -----------

                                                                                                     1,069,724
                                                                                                   -----------
        Total Assets                                                                               $ 1,906,980
                                                                                                   ===========

                       LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current Portion of Loans Payable                                                               $    33,641
    Current Portion of Notes Payable -  Related Parties                                                  9,456
    Current Portion of Capital Lease Obligations                                                        36,781
    Accounts Payable and Accrued Expenses                                                              383,696
    Accrued Salaries                                                                                    36,274
    Deferred Revenues                                                                                   66,368
    Due to Officers                                                                                     23,075
                                                                                                   -----------

        Total Current Liabilities                                                                      589,291

NOTES PAYABLE - RELATED PARTIES                                                                        275,000
                                                                                                   -----------

        Total Liabilities                                                                              864,291
                                                                                                   -----------

STOCKHOLDERS' EQUITY:
    Preferred Stock ($.005 Par Value; 1,000,000 Shares Authorized)
        No Shares Issued and Outstanding)                                                                   --
    Common Stock ($.005 Par Value; 10,000,000 Shares Authorized;
        4,434,420 Shares Issued and Outstanding)                                                        22,168
    Additional Paid-in Capital                                                                       2,775,473
    Accumulated Deficit                                                                             (1,754,952)
                                                                                                   -----------

        Total Stockholders' Equity                                                                   1,042,689
                                                                                                   -----------

        Total Liabilities and Stockholders' Equity                                                 $ 1,906,980
                                                                                                   ===========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                     For the Three Months                For the Nine Months
                                                                         September 30,                   Ended September 30,
                                                                -----------------------------       -----------------------------
                                                                    2000             1999              2000              1999
                                                                -----------       -----------       -----------       -----------
REVENUES                                                        $   323,615       $   194,373       $   768,034       $   879,891

COST OF SALES                                                        15,244            21,276            64,976            67,773
                                                                -----------       -----------       -----------       -----------

GROSS PROFIT                                                        308,371           173,097           703,058           812,118
                                                                -----------       -----------       -----------       -----------

OPERATING EXPENSES
    Amortization of Production Costs                                 30,000                --            60,000           100,000
    Depreciation and Amortization                                    34,500            64,500           103,500           193,500
    Salaries and Fringe Benefits                                    115,206           147,356           355,936           523,603
    Legal and Accounting                                             23,359            29,422            89,784            68,289
    Consulting Fees                                                      --            19,984                --            90,425
    Phones and Utilities                                             10,286            11,385            29,670            34,153
    Rent (Net of Sub-Lease Rental Income in 2000)                    12,500            33,315            83,851           116,560
    Other Selling, General and Administrative                        36,841            67,542           136,548           253,656
    Gain on Sale/Disposal of Equipment                                   --                --           (24,357)               --
                                                                -----------       -----------       -----------       -----------

        Total Operating Expenses                                    262,692           373,504           834,932         1,380,186
                                                                -----------       -----------       -----------       -----------

LOSS FROM OPERATIONS                                                 45,679          (200,407)         (131,874)         (568,068)
                                                                -----------       -----------       -----------       -----------

OTHER INCOME (EXPENSES):
    Equity in Losses of Equity-Method Investee                     (148,965)               --          (148,965)               --
    Interest Income                                                      --                --                --                64
    Interest Expense                                                 (9,705)          (21,960)          (23,133)          (91,491)
                                                                -----------       -----------       -----------       -----------

                                                                   (158,670)          (21,960)         (172,098)          (91,427)
                                                                -----------       -----------       -----------       -----------

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                    (112,991)         (222,367)         (303,972)         (659,495)

BENEFIT FROM INCOME TAXES                                                --           261,000                --           261,000
                                                                -----------       -----------       -----------       -----------

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                        (112,991)           38,633          (303,972)         (398,495)

EXTRAORDINARY ITEM:
    Settlement of Debt (Net of Income Taxes of $261,000)                 --           425,840                --           425,840
                                                                -----------       -----------       -----------       -----------

NET INCOME (LOSS)                                               $  (112,991)      $   464,473       $  (303,972)      $    27,345
                                                                ===========       ===========       ===========       ===========

BASIC AND DILUTED:
      Net Income (Loss) Per Common Share:
                Income (Loss) Before Extraordinary Item         $     (0.03)      $      0.01       $     (0.07)      $     (0.13)
                Extraordinary Gain from Settlement of Debt               --              0.14                --              0.14
                                                                -----------       -----------       -----------       -----------

                                                                $     (0.03)      $      0.15       $     (0.07)      $      0.01
                                                                -----------       -----------       -----------       -----------

      Weighted Common Shares Outstanding                          4,434,420         3,068,191         4,434,420         3,057,957
                                                                ===========       ===========       ===========       ===========


                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Nine Months Ended September 30, 2000 and 1999
                                   (Unaudited)


                                               Common Stock $.005 Par          Additional                            Total
                                              --------------------------        Paid-in        Accumulated       Stockholders'
                                               Shares          Amount           Capital           Deficit            Equity
                                              ---------      -----------      -----------      -----------       -------------
Balance at December 31, 1998                  3,052,840      $    15,260      $ 2,506,008      $(1,291,892)      $ 1,229,376

Capital Contributions                                --               --          124,399               --           124,399

Shares Issued in Exchange for Services           50,000              250            5,250               --             5,500

Shares Issued in Exchange for Debt            1,331,580            6,658          139,816               --           146,474

Net Loss for the Year
  ended December 31, 1999                            --               --               --         (159,088)         (159,088)
                                              ---------      -----------      -----------      -----------       -----------

Balance at December 31, 1999                  4,434,420           22,168        2,775,473       (1,450,980)        1,346,661

Net Loss for the Nine Months
  Ended September 30, 2000                           --               --               --         (303,972)         (303,972)
                                              ---------      -----------      -----------      -----------       -----------

Balance at September 30, 2000                 4,434,420      $    22,168      $ 2,775,473      $(1,754,952)      $ 1,042,689
                                              =========      ===========      ===========      ===========       ===========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                            VIDKID DISTRIBUTION, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                               For the Nine Months
                                                                                Ended September 30,
                                                                          ------------------------------
                                                                            2000                 1999
                                                                          ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income (Loss)                                                     $(303,972)          $  27,346
    Adjustments to Reconcile Net Income (Loss) to Net Cash Flows
        Used in Operating Activities:
           Depreciation and Amortization                                    103,500             193,500
           Amortization of Production Costs                                  60,000             100,000
           Extraordinary Gain from Debt Extinguishment -Net                      --            (425,840)
           Benefit from Income Taxes                                             --            (261,000)
           Common Stock Issued for Services                                      --               5,500
           Equity in Losses of Equity-Method Investee                       148,965                  --
           Common Stock Received for Services                              (125,600)                 --
           Gain on Sale of Equipment                                        (24,357)                 --

           (Increase) Decrease in:
             Accounts Receivable                                             25,261              92,249
             Prepaid Expenses and Other                                       5,807               5,087
             Due from Related Parties                                        (7,294)                 --

           Increase (Decrease) in:
              Accounts Payable and Accrued Expenses                         (99,617)             93,674
              Accrued Salaries                                              106,500              (9,426)
              Due to Officers                                                23,075                  --
                                                                          ---------           ---------

Net Cash Flows Used in Operating Activities                                 (87,732)           (178,910)
                                                                          ---------           ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from Sale of Equipment                                         195,714                  --
    Acquisition of Property and Equipment                                   (37,324)            (15,270)
    Increase in Capitalized Production Costs                                 (7,900)            (44,645)
                                                                          ---------           ---------

Net Cash Flows Proveded by (Used in) Investing Activities                   150,490             (59,915)
                                                                          ---------           ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from Capital Contributions                                          --             109,529
    Principal Repayments of Capital Lease Obligations                       (70,621)            (64,458)
    Proceeds from Issuance of Notes Payable - Related Parties                47,619             133,107
    Proceeds from Issuance of Notes Payable                                      --                  --
    Principal Repayments of Notes Payable                                    (7,897)             (7,027)
                                                                          ---------           ---------

Net Cash Flows Provided by (Used in) Financing Activities                   (30,899)            171,151
                                                                          ---------           ---------

Net Increase (Decrease) in Cash                                              31,859             (67,674)

Cash - Beginning of Year                                                      5,605              68,261
                                                                          ---------           ---------

Cash - End of Year                                                        $  37,464           $     587
                                                                          =========           =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
   Interest                                                               $      --           $      --
                                                                          =========           =========
   Income Taxes                                                           $      --           $      --
                                                                          =========           =========

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Reclassification of Accrued Salaries to Debt                              $ 125,000           $      --
                                                                          =========           =========
Common Stock Received for Future Services                                 $  90,869           $      --
                                                                          =========           =========
Issuance of Common Stock in Exchange for Reduction in Debt                $      --           $ 146,474
                                                                          =========           =========
Common Stock issued for Services                                          $      --           $   5,500
                                                                          =========           =========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

Vidkid Distribution, Inc. (the Company) was formed in July 1997 and is engaged in (i) the development and production of children's made for television movies and series; (ii) the marketing and sale of various children's programming; and
(iii) providing video and post-production and distribution services to third parties. The Company acquired the 130 color episode library of "Howdy Doody" during February 1998. Through September 1999, the Company operated as a wholly owned subsidiary of EmailthatPays.com, Inc. (EmailthatPays). In July 1999, EmailthatPays decided to spin-off the Company. On September 29, 1999, EmailthatPays began the spin-off of its historical entertainment assets, including 80% of BRT Video, Inc. (BRT), a television studio and editing facility by contributing these assets and all liabilities to the Company.

The spin-off of the Company will be effected by a distribution to EmailthatPays' shareholders of record at the close of business on September 29, 1999. For each share of common stock of EmailthatPays held on the record date determined prior to the reverse stock split declared by EmailthatPays, the holder will receive one share of common stock of the Company. Accordingly, 3,052,840 shares of the Company's common stock were issued to EmailthatPays shareholders. The spin-off will effectively be completed when the Company becomes a separate and distinct company. Certain EmailthatPays shareholders who converted debt obligations into EmailthatPays common shares and common shares issued in connection with the merger did not participate in the spin-off.

Due to the fact that the remaining assets of the EmailthatPays are transferred to the Company in connection with the distribution, the Distribution was reported for accounting purposes as a "reverse spin-off" under generally accepted accounting principles. The information contained herein indicates the results of operations or financial condition of the Company that would have been reported for the periods indicated had the Distribution occurred on the first day of the periods discussed. The Company maintains its principal business operations in Fort Lauderdale, Florida.

The consolidated statements include the accounts of Vidkid Distribution, Inc. and its wholly owned and majority-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. These financial statements should be read in conjunction with the financial statements for the year ended December 31, 1999 and notes thereto contained in the Report on Form SB-2, as amended, of Vidkid distribution, Inc. (the "Company") as filed with the Securities and Exchange Commission. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of the results for the full fiscal year ending December 31, 2000.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (UNAUDITED)

NOTE 2 - INCOME (LOSS) PER SHARE

Basic earnings per share is computed by dividing net loss by weighted average number of shares of common stock outstanding during each period. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. Diluted loss per common share is not presented because it is anti-dilutive.

NOTE 3 - SHAREHOLDERS' EQUITY

COMMON STOCK

During September 1999, the Company issued 1,331,580 shares of its common stock in full satisfaction of certain indebtedness amounting to $146,474. These shares were valued at approximately $.11 per share, the fair values.

During September 1999, the Company issued 50,000 shares of common stock for professional services rendered. These shares were valued at $.11 per share, the approximate fair values, and charged to operations.

CAPITAL CONTRIBUTIONS

Capital contributions represent funds and net assets contributed by Emailthatpays, Inc. to the Company prior to the spin-off.

NOTE 4 - FUTURE EFFECTS OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), which establishes accounting and reporting standards for all derivative instruments. SFAS 133 was to be effective for fiscal years beginning after June 15, 1999. In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137 as an amendment to SFAS 133 and deferred the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company currently has no derivative instruments and, therefore, the adoption of SFAS 133 is not expected to have an impact on the Company's financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, ("SAB 101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the fee is fixed and determinable, and (4) collectibility is reasonably assured. The Company is required to comply with SAB 101 transactions entered into on or after February 1, 2000, but does not expect it to have a material impact on the Company's consolidated financial position or results of operation.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (UNAUDITED)

NOTE 5 - INVESTMENT IN EQUITY-METHOD INVESTEE

The Company holds certain investments accounted for under the equity method. The Company accounts for an investment under the equity method if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's Board of Directors and the impact of commercial arrangements, are considered in determining whether the equity method of accounting is appropriate. As of September 30, 2000, the Company owned 460,615 shares of common stock of theNETdigest.com, Inc., which was received for various management, production and other services provided to theNETdigest at the inception of that company and during the course of the current fiscal year. These shares are restricted under Rule 144 of the Securities and Exchange Commission. TheNETdigest.com, Inc. is a public company traded under the symbol NETD. TheNETdigest is a development-stage company engaged in development of websites providing medical and lifestyle information with initial emphasis on diabetes. As of September 30, 2000, theNETdigest.com, Inc. had no revenues and has incurred losses since its inception. Steve Adelstein and Gus Guilbert, who are officers and directors of the Company, are also officers and directors of TheNETdigest, and own approximately 30% of the common shares of that company. The Company's common share holdings represent approximately 3.5% of the total of 13,250,000 shares of common stock of TheNETdigest currently outstanding. The Company has the ability to exercise significant influence, but not control the NETdigest.com, Inc. Accordingly, under the equity method of accounting, the Company's share of the investee's earnings or loss is included in the consolidated statements of operations. The Company records its investments in equity-method investee on the consolidated balance sheets as "Investment in equity-method investee" and its share of the investee's earnings or losses in "Equity in losses of equity-method investee."


The following is a summary of financial information that has been derived from the financial statements of the TheNETdigest.com, Inc.





                                                      FOR THE SIX               FOR THE PERIOD
                                                     MONTHS ENDED               FROM INCEPTION
                                                     NOVEMBER 30,             (JANUARY 21, 2000)
                                                         2000                  TO MAY 31, 2000
                                                     ------------            ------------------
                                                     (UNAUDITED)

BALANCE SHEET DATA
  Current Assets                                      $  83,290                 $   1,258
  Total Assets                                        $  92,275                 $   7,445
  Total Liabilities                                   $ 219,282                 $ 180,423
  Stockholders' Deficit                               $(122,007)                $(172,978)

STATEMENT OF OPERATIONS DATA
  Total Revenue                                       $      --                 $      --
  Total Operating Expenses                            $ 387,785                 $ 146,681
  Net Loss                                            $(387,785)                $(146,681)
  Net Loss per Common Share                           $    (.03)                $    (.01)



In the statement of operations for the nine months ended September 30, 2000, the Company recorded equity in losses of investee of $148,965, representing approximately $4,000 in the Company's shares of the investee's loss for the period and $145,000 in write downs of the investment due to a loss in value which was considered other than a temporary decline. Management believes the loss was other than temporary due to the lack of revenues, continued losses and a net capital deficiency of the investee.


NOTE 6 - RELATED PARTY TRANSACTIONS

The Company received 460,615 shares of common stock of theNETdigest.com, Inc. for various management, production and other services provided to theNETdigest at the inception of that company and during the course of the current fiscal year. TheNETdigest is a development-stage company engaged in development of websites providing medical and lifestyle information with initial emphasis on diabetes. Steve Adelstein and Gus Guilbert, who are officers and directors of the Company, are also officers and directors of TheNETdigest, and own approximately 30% of the common shares of that company. The Company's common share holdings represent approximately 3.5% of the total of 13,250,000 shares of common stock of TheNETdigest currently outstanding. In May 2000, that company (formerly named Cam designs, Inc.) acquired the TheNETdigest.com, Inc., a privately held corporation organized by Messrs. Adelstein and Guilbert, and changed its name to its current name. The shares of TheNETdigest are publicly traded on the Pink Sheets in the Over-the-Counter Market. VidKid's common share holdings represent approximately 3.5% of the total of 13,250,000 shares of common stock of TheNETdigest currently outstanding.

                   VIDKID DISTRIBUTION, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               September 30, 2000
                                   (UNAUDITED)

NOTE 6 - RELATED PARTY TRANSACTIONS (CONTINUED)


Of the 460,615 shares of TheNETdigest owned by the Company, 100,000 shares were received at the time of the organization of the private NETdigest company for management services made available by the Company at the inception of that venture. These shares were value at par value amounting to $100. Subsequently, the Company received a total of 360,615 shares for services and facilities provided to TheNETdigest during the third fiscal quarter of 2000 and provided subsequently. In particular, 50,000 shares valued at $30,000 were issued to the Company in July 2000 for developing TheNETdigest's business plan. In that same month, the Company received 30,000 shares valued at $18,000 for the sublease of 1,000 square feet at the Company's facility. In August 2000, the Company received 85,615 shares valued at $51,369 for various editing and production services provided to TheNETdigest. In September 2000, the Company received 110,615 shares valued at $66,369 for future production and editing services being rendered by VidKid. The value of the future services are shown as deferred revenue on the accompanying balance sheet. In that same month, the Company received 34,385 shares valued at $20,631 for specialized commercial editing services, reimbursement of expenses and computer and software lease benefits provided to TheNETdigest. Also in September 2000, the Company received a total of 50,000 shares valued at $30,000 in consideration for $5,500 of sub-lease income and telephone reimbursement and for future sub-lease rental income and telephone reimbursement of $24,500. All of the above transactions were valued at the Company's cost-basis for the respective service provided. Accordingly, intercompany profits have been eliminated.



The following transactions have been reflected in the statement of operations for nine months ended September 30, 2000 as follows:



               Net Revenue                        $91,469
               Sub-Lease Rental Income            $22,500
               Other Reimbursed Expenses          $11,631



Expenses of approximately the same amounts are in the statement of operations for the nine months ended September 30, 2000, therefore there is no profit recognized on these transactions.



Certain shareholders of the Company and a company related through common ownership from time to time, advanced funds to the Company for operations. These amounts are non-interest bearing, non-collateralized, and are payable on demand. As of September 30, 2000, amounts due to officers of the Company amounted to $23,075.

The Company advanced funds from time to time to companies related through common ownership. These amounts are non-interest bearing, non-collateralized, and are payable on demand. As of September 30, 2000, amounts due from these related companies amounted to $7,294.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act contains provisions entitling Vidkid's directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of Vidkid. In its Articles of Incorporation, Vidkid has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to Vidkid or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where the director breaches a duty. Vidkid's Articles of Incorporation and By-Laws provide that Vidkid shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of Vidkid shall be personally liable to Vidkid or its shareholders for damages for breach of any duty owed to Vidkid or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent Vidkid or its shareholders from seeking equitable remedies, like injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

         The Articles of Incorporation also include provisions to the effect that Vidkid shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that the indemnification and advancement of expenses is permitted under the law, as may from time to time be in effect.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of Vidkid pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, Vidkid has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Vidkid is responsible for the payment of all expenses in connection with the distribution.

         Registration fee under                         $        94
          the Securities Act of 1933                             94*
         Blue Sky filing fees and expenses                    1,000*
         Printing and engraving expenses                     10,000*
         Legal fees and expenses                             25,000*
         Accounting fees and expenses                        15,000*
         Miscellaneous                                          206*
                                                          ----------
         Total                                             $ 51,300
                                                          ==========

----------
*Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         In July 1997, Vidkid issued 100 shares of its common stock to emailthatpays, its parent company, for a nominal consideration as part of the organization of Vidkid. emailthatpays was an accredited investor. The transaction was exempt under Section 4(2) of the Securities Act of 1933. Thereafter, in preparation for the spin-off of the shares covered by this registration statement to the shareholders of emailthatpays, Vidkid undertook a forward split of 30,528.4 for each share of common stock of Vidkid.

         In September, 1999, Vidkid issued 1,331,580 shares of its common stock in full satisfaction of debt in the amount of $146,474 or $0.11 per share to two members of management of Vidkid and an affiliate. These individuals were sophisticated investors who had sufficient financial resources and the ability to ascertain appropriate information regarding Vidkid. The transaction was exempt from registration under the Securities Act pursuant to Section 4(2) of that Act.

         In September 1999, Vidkid issued 50,000 shares of common stock, valued at $0.11 per share in exchange for professional services provided by an attorney and an accountant in connection with the BRT settlement. Inasmuch as the two service providers were sophisticated professionals, who had sufficient financial resources and the ability to ascertain appropriate information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

         In October 1999, Vidkid issued options to purchase 375,000 shares of its common stock exercisable at $0.25 per share and expiring October 2005 to four member of its management. Inasmuch as each of the members of management were sophisticated and has access to relevant information relevant to Vidkid, the transaction was exempt from registration under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.

EXHIBITS         DESCRIPTION OF DOCUMENT
--------         -----------------------

3.1              Articles of Incorporation*

3.2              Articles of Amendment to the Articles of Incorporation*

3.3              By-Laws*

4.1 Warrants issued to Steven Adelstein, Gus A. Guilbert, Jr., James Purpuro and Michael Greene *

5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered*

10.1             Lease for facilities at 4950 West Prospect Road, Fort
                 Lauderdale, Florida*

10.2             Employment Agreement with Steven Adelstein*

10.3             Employment Agreement with Gus A. Guilbert, Jr.*

10.4             License Agreement with Fast Forward Marketing, Inc.*

10.5             Agreement with Tapeworm Video Distributors, Inc.*

10.6             Agreement and Plan of Merger and Reorganization*

10.7 Asset Purchase Agreement dated August 14, 1997 between Madison Sports and Entertainment, Inc. and Vidkid Distribution, Inc.*

10.8 Settlement Agreement between John J. Drury, National Media, Inc., Buffalo Bob Enterprises, Inc. Vidkid Distribution, Inc. and Realm Production and Entertainment, Inc.*

10.9 Stock Purchase Agreement dated October 1, 1998 between Realm Production & Entertainment, Inc., Norman Titcomb and BRT Video, Inc.*

10.10            Promissory Note in the principal amount of $275,000*

21               Subsidiaries of the Registrant*

23.1             Consent of Feldman Sherb & Co., P.C. Certified Public
                 Accountants **

23.2             Consent of Atlas Pearlman, P.A. is included in Exhibit 5*

----------------
*                 previously filed
**                filed herewith


ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on February 14, 2001.


                                    VIDKID DISTRIBUTION, INC.

                                    BY: /s/ STEVEN ADELSTEIN
                                    --------------------------------------
                                    Steven Adelstein
                                    Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.



       SIGNATURE                                  TITLE                                        DATE
       ---------                                  -----                                        ----

/s/ STEVEN ADELSTEIN                    Chairman of the Board,  Principal                 February 14, 2001
----------------------------            Executive Financial and Accounting
Steven Adelstein                        Officer and President


/s/ GUS A. GUILBERT                     Director, Executive Vice President,               February 14, 2001
----------------------------            Treasurer and Secretary
Gus A. Guilbert, Jr.


/s/ JAMES PURPURO                       Director                                          February 14, 2001
----------------------------
James Purpuro


/s/ MICHAEL GREENE                      Director                                          February 14, 2001
--------------------------
Michael Greene


/s/ TODD ADELSTEIN                      Director                                          February 14, 2001
-------------------------
Todd Adelstein


                                INDEX TO EXHIBITS

EXHIBITS        DESCRIPTION OF DOCUMENT
--------        -----------------------

3.1              Articles of Incorporation*

3.2              Articles of Amendment to the Articles of Incorporation*

3.3              By-Laws*

4.1 Warrants issued to Steven Adelstein, Gus A. Guilbert, Jr., James Purpuro and Michael Greene *

5.0 Opinion of Atlas Pearlman, P.A. as to the validity of the securities being registered*

10.1             Lease for facilities at 4950 West Prospect Road, Fort
                 Lauderdale, Florida*

10.2             Employment Agreement with Steven Adelstein*

10.3             Employment Agreement with Gus A. Guilbert, Jr.*

10.4             License Agreement with Fast Forward Marketing, Inc.*

10.5             Agreement with Tapeworm Video Distributors, Inc.*

10.6             Agreement and Plan of Merger and Reorganization*

10.7 Asset Purchase Agreement dated August 14, 1997 between Madison Sports and Entertainment, Inc. and Vidkid Distribution, Inc.*

10.8 Settlement Agreement between John J. Drury, National Media, Inc., Buffalo Bob Enterprises, Inc. Vidkid Distribution, Inc. and Realm Production and Entertainment, Inc.*

10.9 Stock Purchase Agreement dated October 1, 1998 between Realm Production & Entertainment, Inc., Norman Titcomb and BRT Video, Inc.*

10.10            Promissory Note in the principal amount of $275,000*

21               Subsidiaries of the Registrant*

23.1             Consent of Feldman Sherb & Co., P.C. Certified Public
                 Accountants **

23.2             Consent of Atlas Pearlman, P.A. is included in Exhibit 5*

----------------
*                 previously filed
**                filed herewith